UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10728

Delaware	82-0601064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 Garden View Road	92024
Box #230393	(Zip Code)
Encinitas, CA
(Address of principal executive offices)

(760) 266-5313

Registrant’s telephone number, including area code

Class A Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “TTS AAS” or “TTSA” or “the Company” or “us” or “our(s)” or “we” refers to To The Stars Academy of Arts and Science Inc. and its consolidated subsidiaries, including To The Stars, Inc. (“TTS”).

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

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Item 1. Business

Overview

The Company is a public benefit corporation that was established in 2017 as a revolutionary collaboration between academia, industry and pop culture to advance society’s understanding of scientific phenomena and to accelerate the development and adoption of next-generation technology. We were founded by a next-generation physicist, a career intelligence officer and an award-winning content creator, as such our organization seeks to specialize in creating, acquiring and commercializing intellectual property (“IP”) across entertainment, science and technology.

The Company accomplishes its mission through two dynamic divisions working seamlessly within the areas of Entertainment, Science and Technology. The Company’s Entertainment Division is composed of the Company’s wholly owned subsidiary, To The Stars, Inc. (“TTS”), an innovative content creator and merchandiser with a strong direct-to-consumer business model. The division licenses and develops intellectual property that spans film, television, books, music, art, and merchandise. With the Company’s unique access to both credible and incredible information collected by our team of experts on our scientific advisory board, TTS offers informed storytelling where the line between science and science fiction is often blurred.

Examples of our Entertainment Division’s ability to develop successful media properties that entertain, educate and create awareness include:

☐	The participation of our team as key cast members in the six-part, docu-series on A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’ (“UNIDENTIFIED”) that documents our research into the existence of unidentified aerial phenomena.

o	With over a million views per episode through its second season, this series brought mass-media attention to the Company’s mission to promote the awareness and educate the public about advanced technology capabilities observed around the world.

☐	Our two award-winning franchises ‘Sekret Machines’ and ‘Poet Anderson’

o	The ‘Sekret Machines’ franchise explores the real and well-documented events behind Unidentified Aerial Phenomena (“UAP”) which utilizes our network and experience to gain access to unique and often exclusive information. With input from top government officials, academia and scientists, ‘Sekret Machines’ is an example of how existing research can generate expansive media content, such as: a fictional Sci-Fi thriller novel, an academically researched non-fiction series, and a movie script currently in early development. Sekret Machines was a 2016 Finalist for Science Fiction in the 2016 Foreword Indies Book Award.

o	‘Poet Anderson’ is an award-winning franchise that comes to life across multiple media formats including animation, live action, comics, a graphic novel, prose novels and toys. A Sci-Fi adventure about lucid dreaming, ‘Poet Anderson’ received IPBA’s 2016 Benjamin Franklin Award for Best Teen Fiction and “Best Animation” at the 2014 Toronto International Shorts Festival. The inspiration behind the dystopian saga for young adults came from a Stanford University study on how dreams can prepare you for real life events. If we are successful in our raise, future plans include expanding the ‘Poet Anderson’ franchise into a full-length animated feature and adding to its existing catalogue of novels, comic books and a graphic novel to enrich Poet’s Dream World universe.

The Company’s Science and Technology Division is made up of an advisory team of distinguished scientists and engineers that are able to leverage their expertise and access to prestigious institutions to help inform and inspire compelling original content. This division is also committed to supporting revolutionary scientific research and education to accelerate the adoption of cutting-edge technology for the benefit of humanity. An example of this is our artificial intelligence initiative that was developed to be able to assimilate and analyze vast amounts of data and discover anomalies or information that can benefit research studies or be used in exciting storytelling.

We are a public benefit corporation as contemplated by subchapter XV of the Delaware General Corporation Law (the “DGCL”) that is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits and is to be managed in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Company’s conduct and the public benefit or benefits identified in its certificate of incorporation. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then the Company will be managed and operated in accordance with the amended DGCL. The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The specific public benefit purpose of the Company is to produce a positive effect (or a reduction of negative effects) for society and persons by engaging in scientific and engineering research and development, producing literary, music, film and media content and engaging in entertainment-related activities intended to promote knowledge, stimulate discussion, raise awareness, and generate funds to support research, strategic partnerships, ventures, technology, education, charitable and other activities, as the Board of Directors may from time to time determine to be appropriate and within the Company’s overall purpose and mission. (See “Directors, Executive Officers and Significant Employees”)

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The Company’s philosophy strongly favors direct consumer relationships – incorporating as a public benefit corporation, taking our ideas to you through equity crowdfunding offerings, and selling products directly to consumers. We consider people and the planet in addition to profits in all our decision-making and work towards always having exciting educational experiences that will ignite a sense of wonder and curiosity in the exciting scientific discoveries and mysteries of our universe.

2018/2019 Recap

In 2018 the first full year of the Company’s operations, we focused on infrastructure and personnel while pursuing significant research and development projects related to the Company’s mission. One such initiative was the August 2018 launch of the A.D.A.M. Research Project, dedicated to analyzing materials that could provide insight into exotic technologies.

The Entertainment Division, TTS, released the highly-anticipated sequels to its ‘Sekret Machines’ and ‘Poet Anderson’ novel franchises and released new content from Tom DeLonge with the children’s book ‘Who Here Knows Who Took My Clothes?’ The Company also continued its work on the docu-series, UNIDENTIFIED: Inside America’s UFO Investigation.

2019 saw the expansion of the scope of The VAULT, a cornerstone of the Company’s mission to advance human knowledge through the collection, exploration and sharing of information about advanced technologies and physics associated with UAP. The functionality of The VAULT was widened to include the collection, storage, validation, search, and analysis of information regarding all events, eyewitness accounts and data recordings that could shed light on anomalous advanced technology capabilities worldwide. The Company acquired an existing mobile application to serve as a global interactive collection module that will feed The VAULT database that was branded SCOUT. In 2019, SCOUT iOS and Android applications were developed.

In 2019 the Entertainment Division saw an increase in interest in its entertainment properties through its highly visible work in the media. Through its participation in the six-part, docu-series on A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’, the Company’s team gained world-wide notoriety. The six-episode series averaged one million viewers per episode, premiered around the world and was renewed for a second season to premier in the Summer of 2020. The Company’s work was subsequently widely covered in mass-media, including in the New York Times, with the very first public report from active-duty fighter pilots about the existence of UAP. The U.S. Navy also subsequently publicly admitted the credibility of the Company’s research efforts. The U.S. Navy released statements confirming that footage captured onboard its elite fighter-jets that the Company released was deemed “Unidentified Aerial Phenomenon”. These statements led to an additional New York Times feature with the Company’s founder, Tom DeLonge. This world-wide validation and attention brought increased credibility to the Entertainment Division’s work in fact-based storytelling.

In July 2019, the Company acquired metamaterial assets to accelerate its material science program for the A.D.A.M. Research Project. The exotic materials that were purchased have a structure and composition unknown to any existing commercial or military application and through its scientific study, the Science and Technology Division will look to substantiate possible attributes and transition them to technology capabilities. These metamaterials are also an important part of our Collaborative Research & Development Agreement with the U.S. Army.

In August 2019, the Company further expanded its product portfolio by providing new business development solutions for technology companies looking to create applications for large contractors such as the U.S. Government. The Company subsequently entered into a Cooperative Marketing Agreement with TruClear Global to represent their proprietary optical systems.

In October 2019, the Company entered into a Collaborative Research and Development Agreement (CRADA) with the U.S. Army’s Combat Capabilities Development Command to advance the Company’s material and technology innovations to develop enhanced capabilities for army ground vehicles. This agreement leverages developments in material science, space-time metric engineering, quantum physics, beamed energy propulsion, and active camouflage.

In October 2019 Dr. Colm Kelleher resigned from the company’s advisory board.

In November 2019 Joe Schurman was appointed to the company’s advisory board. With 25 years of experience in IT, Mr. Schurman focuses on the Company’s strategy and execution of artificial intelligence for its digital product initiatives.

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2020 Recap

Entertainment Division

On March 15, 2020, we temporarily shut down our retail store location in Encinitas, CA as it was not considered an essential business that could remain open throughout the pandemic period. We reopened this retail store location on June 4, 2020 with a limited Tuesday-to-Saturday schedule under strict sanitation COVID-19 guidelines, therefore, that retail location had no sales in the period from March 15, 2020 to June 4, 2020. Our projects involving television and film were able to continue production with virtual interview sessions, remote editing, virtual production tools, virtual promotional activities and limited on-set visits by key cast members. Office employees began working virtually and we limited shipping hours for warehouse employees with new sanitation requirements for their safety.

In June 2020, To The Stars, Inc. ecommerce store saw their biggest single day sales since its 2015 inception with the launch of Signed Signature Stratocaster Miniature Guitar Replicas. This trend continued through year end and the Entertainment Division saw its best year of merchandise, exceeding 2019 revenue by 49%. Online store sessions were up 15% while our customer return rate increased 9% to 37.6%. Our average order value also increased 31% to $61.52 and our conversion rate increased 11% to 3.36%.

In an effort to adapt to a new virtual working environment and growing merchandise business, we took steps to cut costs which included termination of the Company’s retail store lease in February 2021. The Company moved its warehouse to a more economical and state-of-the-art location, in Carlsbad, California. The space includes room for growth and opportunities for live music and streamed events in the future. As a result of the lease termination the physical retail store was temporarily closed. The Company continues to look for a better retail location in the same area where it has already seen success.

Despite the countrywide shutdown, our personnel continued filming Season 2 of the docu-series on A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’ under new health and safety protocols, including a reduced on-set crew and virtual interviews. The season debuted in July in the United States as planned. Although the series has not been renewed for a third season, the Company gained significant notoriety and traction in the industry and made significant strides in building relationships with top-tier talent that are eager to work on developing additional TTS intellectual property.

In support of its public benefit initiative, the Company launched the TTSA Talks program that hosted conversations and interactive Q&A’s with TTSA experts that allows the public a deeper informational dive into complex science and technology themes. The program commenced in May 2020 with Deputy Assistant Secretary of Defense for Intelligence and TTSA Advisor Chris Mellon engaging in a live Q&A session on Twitter to answer people’s questions. The plan is to follow-up with a regular podcast series with in-depth interviews. In 2020, our TTSA Talks podcast spent over four months at the top of the New Science Podcasts on Apple and as of April 2021 we have a 4.8 star rating from over two hundred reviewers, the podcasts can still be viewed on the Apple Podcasts website or app.

In October 2020, the script for the feature film ‘Monsters of California’ found a home with Cartel Entertainment in association with To The Stars, Inc. Production officially wrapped on October 31, 2020 and the film is currently in post-production. As part of the deal with Cartel Entertainment, TTS shares in backend participation of profits and we aim to be the primary merchandiser once a distribution deal is reached.

Science and Technology Division

In January 2020, the Company hosted several lead principles from the U.S. Army at our headquarters to kick-off our partnership and began the exchange of proprietary information, metamaterials, facility setup and remote communication.

Our continued efforts to gain awareness and credibility for UAP research was validated by the official release in April 2020 from The Pentagon of three videos previously released by us that received over 28 million views. The Pentagon also officially confirmed the videos were factually considered Unidentified Aerial Phenomenon for the very first time. We then embarked on a press tour to engage the public and commend the Department of Defense and continue educating the public to better understand these phenomena. The Unidentified Aerial Phenomena Task Force was also subsequently approved in August by Deputy Secretary of Defense David Norquist as part of the Department of Defense 2021 Defense Authorization Act.

Current Status

In March 2020 when COVID-19 was declared a national emergency, we saw a significant standstill in our science and technology initiatives, including SCOUT, VAULT and A.D.A.M., due to the U.S. Government shifting focus and priorities, as well as laboratories being closed down. Although we look forward to pursuing all opportunities in the future as they present themselves, as of March 2021, the Company has yet to see pre-pandemic science and technology opportunities open back up. In an effort to adapt to a new global landscape that presents new challenges and opportunities, we announced in February 2021 the next evolution of our organization that will refocus its efforts to the changing business environment. We started to build on the momentum of the businesses where we are seeing highest success and that are increasingly likely to yield the most shareholder value. To achieve our goals, we have refocused our operations by scaling back initiatives in science and tech commercialization and are placing a greater emphasis on the operations of our growing entertainment related businesses.

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To keep in sync with our public benefit mission of informed entertainment media, we plan to keep our science advisory board, whose connections will influence TTSA’s stories for film, and to add a board member with expertise in the film industry.

As part of this pivot the following personnel changes took place:

In November 2020, Christopher Mellon resigned from the Company’s advisory board.

In December 2020, Stephen Justice resigned as the Company’s Chief Operations Officer.

In December 2020, Luis Elizondo, the Company’s Director of Government Programs & Services, was laid off with severance.

In February 2021, Dr. Harold E. Puthoff resigned from the Company’s Board of Directors and transitioned to the Company’s science advisory board.

In March 2021, the Board of Directors identified and approved (upon the persons acceptance) a new board member with extensive entertainment industry expertise including a vast network of contacts, and production experience.

Other Updates

In July 2019, the Company commenced its second offering pursuant to Regulation A to raise additional capital to fund ongoing operations. Under this second Regulation A offering, the Company can sell up to $30,000,000 of shares of Class A Common Stock. The offering expired in July 2020 the Company raised approximately $818,000 under this offering, receiving proceeds, net of offering costs, of approximately $336,000 during 2019 and $167,200 in 2020.

On July 1, 2020, we filed a Certificate of Amendment to its certificate of incorporation with the State of Delaware to among other items, modify the voting rights of the holders of Class B Common Stock, in order to conform the same to the voting rights of the holders of Class A Common Stock. Accordingly, certain matters will no longer require the affirmative vote of the holders of Class B Common Stock, including, but not limited to, amendment of the Certificate of Incorporation, formation of any subsidiary or entry into a joint venture or partnership, issuance of securities, any change of control transaction, and liquidation or reorganization of the Company. However, to the extent relevant, each holder of Class B Common Stock will still be entitled to vote on such matters, together with the holders of Common Stock of other classes, as a single class.

Further, the Certificate of Amendment eliminates any separate treatment or voting of classes of Common Stock with respect to change of control transaction and certain merger or consolidation of the Company with or into any other entity. The Certificate of Amendment to its certificate of incorporation was attached as Exhibit 2.5 to our Form 1-U that was filed on July 14, 2020 with the SEC.

On April 1, 2021, the Company mutually cancelled its lease to its Encinitas Store with the landlord. The Company will look for new rental space in approximately the same location as the previous store when economic conditions permit. In addition the Company moved its warehouse to a more economical and state of the art space with opportunities for growth and expansion.

In September 2020, the Company commenced its third offering pursuant to Regulation A (the “Third Offering”). Under this offering the Company can sell up to 6,000,000 shares of Class A Common Stock. On March 30, 2020, the Company entered into a selling agency agreement with Digital Offering, LLC (the “Selling Agent”) who will act as the Company’s exclusive Selling Agent to offer Class A Common Stock to prospective investors in the Third Offering. This agreement defines the terms and conditions of the arrangement including reimbursement of expenses to the Selling Agent, the Company’s responsibility for all associated Third Offering expenses, the Selling Agent’s fee of 7.0% of gross proceeds received by the Company in the Third Offering, and the issuance of immediately exercisable 5-year warrants at $0.50 per share to the Selling Agent to purchase shares of Class A Common Stock equal to 2.0% of the gross proceeds raised by the Company in the Third Offering. The Company ceased to actively market the Third Offering on December 18, 2020 while the company took time to reviews operations and focus of the Company and as of April 20, 2021 the Company is not actively marketing the offering. By December 18, 2020, the Company had raised approximately $113,500 under this offering, receiving proceeds, net of offering costs of approximately $93,000 during 2020.

On or about April 9, 2021 the Company amended its Articles of Incorporation; wherein, the Company removed the Class B Common Stock and authorized 100,000,000 Class A Common shares with a par value of $0.0001 and 91,000 Preferred Shares with a par value of $0.0001 of the Company’s stock.

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Our Mission

Our mission is to be a vehicle for change by inspiring a newfound appreciation and understanding of the profound, yet unresolved, mysteries of the universe that can have a positive impact on humanity. We are working to achieve our mission by combining the efforts of our entertainment division that creates original content inspired by the knowledge and curiosities of its own dedicated scientific advisory board with our Science and Technology Division that supports scientific education and research.

Principal Products and Services

The Company is currently organized as two separate divisions: the Entertainment Division and the Science and Technology Division. Our public benefit purpose is a unifying factor across our divisions. While progress on program initiatives is still pending sufficient funding, the Company was able to make significant achievements in support of its mission over the last four years.

Entertainment Division

The Entertainment Division creates and licenses original content across a variety of media platforms including music, books, movies and television. We also produce brand-related novelty merchandise, primarily sold direct to consumer within its own e-commerce and retail channels. Existing products may be found at www.tothestars.media. Revenues of this division increased 49% for the 2020 year ended as compared to 2019.

During the year ended December 31, 2020, book, music and merchandise sales accounted for 10%, 10% and 76% of the Company’s revenues, respectively. TTS has a strong existing retail customer base with a returning customer rate of 37.61% as December 31, 2020. We are able to nimbly respond to demand for various products that we can sell directly via our own distribution channels, though our soon to be reopened brick and mortar store in Encinitas, CA, and worldwide through our e-commerce store. In 2020, over 90% of the Company’s revenues were derived from its online operations.

TTS released the following products in 2019:

●	Docu-Series on A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’. The Company allowed its personnel to be key cast members in a six-part docu-series on A+E’s History Channel, which premiered in May 2019. The series included licensed footage from the Company’s film archive. The series is based on the December 2017 New York Times front-page expose uncovering the Pentagon’s mysterious UFO program, the Advanced Aerospace Threat Identification Program (“AATIP”), featuring an interview with former military intelligence official, Luis Elizondo, who ran the program. The controversial story was the focus of worldwide attention. Averaging over one million viewers per episode in the United States and with a Rotten Tomatoes score of 91% according to ShowbuzzDaily Top 150 Cable Originals and Network Finals ratings, the series was subsequently syndicated around the world and renewed for a second season.

●	‘Cathedrals of Glass’ Fiction Series, Book 2: Valkrys Wakes. Book 2 in the ‘Cathedrals of Glass’ fiction series published by TTS under license was released in October 2019 as an advanced limited edition. In this book, teenagers fight for survival on an icy planet in this dystopian science fiction thriller from the New York Times bestselling author of Steeplejack A. J. Hartley.

●	‘Sekret Machines’ Non-Fiction Series, Book 2: Man: Sekret Machines Gods, Man, and War Volume 2. Book 2 in the ‘Sekret Machines’ non-fiction book series was released in October 2019. This book is the stunning continuation of an intensive study of UFO phenomena in which hard science, technology, and the human mind are explored as they relate to our world.

●	New music and U.S. tour by Angels & Airwaves (“AvA”). The activity surrounding the release of two new songs and a U.S. tour by the band brought high brand visibility and increased product sales in the retail store.

We continue to believe in the power of storytelling to educate and inspire and in 2020 we continued to produce our original stories, explore new distribution channels for our media properties, and invest in developing more stories influenced by our unique access to scientific information.

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TTS released the following goods and products in 2020:

●	Axe Heaven x Tom DeLonge signature guitar miniature replicas. One of our highest performing product releases, we released two collectable, limited edition models in 2020 including the Fender Stratocaster and Gibson ES-333.

●	Season 2 of the Docu-Series on A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’. The Company allowed its personnel to be key cast members in the docu-series. The series includes licensed footage from our film archive. The series is based on the December 2017 front-page expose, published in The New York Times, which uncovered the Pentagon’s mysterious UFO program, the Advanced Aerospace Threat Identification Program (“AATIP”). This story was the focus of worldwide attention.

●	New music on vinyl by Angels & Airwaves. Rebel Girl and Kiss and Tell were released on limited edition 7 inches and flexi disk.

●	All That’s Left is Love Angels & Airwaves t-shirt. Proceeds from this product went to support Feeding America’s COVID-19 Food Bank.

●	New reissue of Angels & Airwaves’ 2014 The Dream Walker LP in limited edition White/Opaque Blue vinyl.

●	New reissue of Angels & Airwaves’ 2006 We Don’t Need to Whisper Acoustic EP in limited edition Cloudy Clear/Orange/Blue vinyl.

●	An assortment of Boomer-themed products based off Blink-182’s famous Boomer character in the First Date music video.

●	In October 2020, the script for the feature film ‘Monsters of California’ found a home with Cartel Entertainment in association with To The Stars, Inc. Production officially wrapped on October 31, 2020 and the film is currently in post-production. As part of the deal with Cartel Entertainment, TTS shares in backend participation of profits and we aim to be the primary merchandiser once a distribution deal is reached.

In 2020

TTS has developed multiple pieces of original content across film, TV and animation that are in various stages of development, which includes packaging with high-caliber writers, producers, directors and production studios:

●	‘Poet Anderson’ Animated Feature. The story centers around an invisible world existing beside us that only a few can see. In this parallel universe, a dangerous war has been waged between the forces of good and evil. The future has yet to be written as the battlefield itself has not touched on any terrestrial land, but instead insidiously upon the souls of man.

●	“Sekret Machines” TV Series. An elevated political and espionage thriller, based on the book trilogy Sekret Machines co-written by Tom DeLonge.

●	‘Untitled’ UFO Mid-Century Feature. Based on a never-before-told story of an anomalous vehicle that crashes near a small town.

●	‘Untitled’ USG/UFO Feature. An epic centered around a common man that is a lonely witness to decades of US Government involvement in UFO research.

●	‘Untitled’ Utah /Motorcycle Feature. An adventurous series of paranormal occurrences reveal the intersection between the physical, and consciousness.

●	‘Untitled’ Psychic Spy TV Series. A dramatic series based on the story of co-founder of To The Stars Academy and his life’s work in the CIA’s psychic spy program.

●	‘Untitled’ UFO German TV Series. An elevated thriller based on the events surrounding German UFO research.

●	‘Untitled’ Baseball Feature. The story of an up-and-coming pitcher, his fall, and then his long road to redemption in the mid-1970s.

In 2021 we signed a co-production agreement with Cartel Entertainment to bring together the Company’s brand recognition, entertainment contacts and sources of original intellectual property with Cartel’s extensive degree of expertise in the area of film and series production, including contacts and resources for the creation and exploitation of audiovisual products. As part of the deal, the parties will work together to develop, produce and explore productions across all media formats and territories.

In the future, we plan to continue to expand our franchises by seeking collaboration with forward-thinking creative partners, developing content in a wide range of formats and mobilizing new distribution channels to reach customers directly.

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Science and Technology Division

Our Science and Technology Division was originally created to be a theoretical and experimental laboratory that challenges conventional thinking by aiming to discover a new world of physics. In December 2017, the Company made history by leveraging our team’s access to become the very first company to obtain official U.S. Government footage of unidentified aerial phenomenon that had gone through the declassification process and approved for public release. The footage was released with the launch of The VAULT (formerly the Community of Interest) where we gave access to information analyzed by our team of experts that educated viewers about the advanced technology depicted in the footage. We believe that this analysis by best-in-class experts helped to drastically change the conversation about UAPs from a fringe topic to a credible and serious subject matter attracting headlines from mainstream media outlets around the world, including the New York Times, Washington Post, POLITICO, ABC, NBC, Fox News, BBC, Scientific American, NPR and CNN. This coverage brought high brand visibility, cemented the credibility of the Company and established us as an unrivaled leader in its field. The information we shared on our site and within the annotated videos have been viewed over 28 million times on YouTube. Our team of experts were invited to give briefings to the US Government and its highest levels of policy makers on Capitol Hill, as documented on our series UNIDENTIFIED, and by the end of 2020 the Senate Select Committee on Intelligence had approved and enacted an official UAP Task Force that would report their findings to the public.

In 2020, after COVID-19 was declared a national emergency, we saw a significant standstill in our science and technology initiatives, including SCOUT, VAULT and A.D.A.M., due to the U.S. Government shifting focus and priorities as well as laboratories being closed down. Although we look forward to pursuing all opportunities in the future as they present themselves, as of April 2021, we have yet to see pre-pandemic science and technology opportunities reemerge. In an effort to adapt to a new global landscape that presents new challenges and opportunities, we announced in February 2021 the next evolution of the organization that will refocus its efforts to the changing business environment. We started to build on the momentum of business initiatives where we are seeing highest success and which are increasingly likely to yield shareholder value. To achieve our goals, we have decided to refocus operations by scaling back our initiatives in science and technology commercialization and to place a greater emphasis on the operations of our growing entertainment business.

Advanced Physics Technologies:

In our effort to find revolutionary breakthroughs in propulsion, energy and communication, in 2017 we began developing business plans, identifying funding requirements and sensitivities and presenting a baseline craft to be used for technology trade studies. The Company hired highly qualified employees and began research and development for various projects including Beamed Energy Propulsion Launch Systems (“BELS”) and Space-Time Metric Engineering (“STME”). In 2020, the Company terminated its work in these areas due to a lack of funding to bring these projects to a commercially viable position. It may return to its work in physics so far as it relates to and finds interest within our Collaborative R&D Agreement with the U.S. Army.

The VAULT and SCOUT:

In 2019 a requirements study document was created to define objectives for the full capability version of The VAULT in the context of enabling it as a collaboration and education tool in addition to a data depository. Our vision of The VAULT running at its full potential is an online collection, storage, and analysis point for information regarding events, witness and data reporting associated with advanced technologies and capabilities. One of our objectives in developing The VAULT is using artificial intelligence to optimize functionality by creating proprietary algorithms that can discover detailed patterns in the data submitted by users and correlate them with other academic research. This may also result in commercially valuable opportunities.

In furtherance of this plan, in April 2019, we acquired the mobile application, social media accounts, website and all intellectual property of Project Capture from Double R Apps, Inc. Project Capture is a mobile application that was designed to extract data from reports directly input by users and serve as a host not only for sophisticated reports, but media content as well. Project Capture was designed with public participation of data collection in mind, which is directly applicable to our plans for the SCOUT (Signature Collection of UAP Tracker) mobile application that will collect data from the public that will contribute to VAULT. We then updated and rebranded Project Capture to SCOUT and will allow users to access, track and view other users’ data contributions as well as information published by the Company. With sufficient funding, we plan to upgrade The VAULT to include data submission from larger databases such as the U.S. Government, and foreign governments in the future.

In November 2019, we appointed Joe Schurman to our advisory board. With 25 years of experience in IT, Mr. Schurman focuses on the Company’s strategy and execution of artificial intelligence for its digital product initiatives. As the Company’s focus shifts away from science and technology, the artificial intelligence tools that were being developed will now be utilized to support our entertainment division by looking for data discoveries and anomalies that can be used in creating our original content. As the Company assesses the commercial viability of its digital products, we will prioritize how these tools can increasingly support our entertainment division, such as using artificial intelligence to uncover information that can inspire original content.

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The A.D.A.M. Research Project:

In July 2018, what is now the Science and Technology Division launched the A.D.A.M. Research Project, an academic study focused on exotic materials for technology innovation. A.D.A.M. is an acronym for the Acquisition and Data Analysis of Materials. Within one year this division acquired a collection of material samples reported to come from advanced vehicles of unknown origin from all over the world. In July 2019, we purchased multiple pieces of metamaterials and an archive of initial analysis and research for materials whose structure and composition were not from any known existing military or commercial application. The ownership of these assets will allow the Science and Technology Division to conduct rigorous scientific evaluations to determine their function and possible technology applications. In 2020, the Company continued its work in this area as it relates our Collaborative R&D Agreement with the U.S. Army, although research was slowed due to laboratories and the government being closed because of the pandemic. In 2021, as we shift to an entertainment focus, we are assessing the future of this program in so far as it relates to our future work with the U.S. Army.

Collaborative Research and Development and U.S. Government Services:

Throughout 2019, we continued to have direct meetings with industry and U.S. Government contacts that resulted in the expansion of our product portfolio and research and development initiatives. In October 2019 we entered into a Cooperative Marketing Agreement with TruClear Global to develop solutions using their proprietary optical technology for large contractors within the U.S. Government. Subsequently, we entered into a Collaborative Research and Development Agreement with the U.S. Army’s Combat Capabilities Development Command to advance developments in material science, space-time metric engineering, quantum physics, beamed energy propulsion and active camouflage. The Company is currently evaluating the future of this program as we consider the changes that took place in our business operations at the end of 2020.

During 2020, in response to the global pandemic, the Science and Technology Division looked to expand our intellectual property portfolio by acquiring, enhancing or integrating new technology solutions that could be beneficial during the health crisis such as acquiring the rights to Vital Vio light disinfection technology. These programs were later suspended after a prolonged period of non-performance.

Public Benefit Corporation

We operate in a manner that balances the stockholders’ pecuniary interests, the best interests of those materially affected by the Company’s conduct, and the public benefits identified in the Company’s certificate of incorporation. Highlights included: publishing mission-specific educational materials on The VAULT (see Principal Products and Services – Science and Technology Division), supporting the Center of Innovation at the Boys & Girls Club of Oceanside through helping to formulate their STREAM lab curriculum; working with MusicCorps by donating time to help establish its San Diego headquarters and bringing music and artwork together to raise funds for its music therapy program for veterans; in-store donations and fundraising for Freedom Station, monetary donations and volunteering to help Feeding America San Diego.

We have consistently expanded initiatives that advance the understanding of human knowledge about scientific phenomena while educating and informing the public. This includes educating policymakers in the U.S. Government, such as our work to inform high-level decision making in the Department of Defense that may lead to the Navy issuing official guidelines for reporting UAPs. This is the first step for better reporting, better data and better research for the future of understanding the phenomenon. We also facilitated the official launch of MusicCorps headquarters on the West Coast with a friend-raiser to introduce the conservatory-level music therapy program for injured veterans to influential people who could help them operate.

In 2020 we launched the TTSA Talks program to bring awareness and education to its mission by publishing conversations and interactive question and answer sessions with experts and other stakeholders that dive deep into the complexities of advanced technology problems and proposed solutions. In 2020, the TTSA Talks Podcast spent over four months at the top of the New Science Podcasts on Apple and as of April 2021 has a 4.8-star rating from over two hundred reviewers. The Company also deployed its experts during the year to engage and mentor students at the Embry Riddle Aeronautical University (ERAU) via videoconferencing about their education and perspectives on aerospace careers. In addition, we sponsored a pre-college student discovery program that includes traditional in-school and after-school programs, clubs and one-on-one settings for all ages. The STEM + program provides science-based hands-on engineering level training to anyone that desires to learn more in about robotics and aerospace. We are excited to partner with Virgin Galactic in 2020 to grant the wish of a 6-year-old boy who wished to be an astronaut by producing a large-scale live event exclusively for him that included a live virtually guided tour of the Virgin Galactic Spaceport America in New Mexico, a virtual meet-n-greet with their resident astronauts and a virtual ride in their spaceship simulator.

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Market

We operate in diverse business sectors by way of vertical integration, for which there is currently no comparable marketplace. The Entertainment Division and the Science and Technology Division each have their own market factors:

Entertainment

Despite continued widespread industry disruption and intense competition for consumer attention, we believe that growth opportunities abound for TTS in the new media environment where people are consuming more content than ever.

Globally, according to PricewaterhouseCoopers’s 2020-2024 Global Entertainment and Media Outlook perspectives report, entertainment and media revenues are expected to rise from $2 trillion in 2020 to $2.5 trillion in 2024 after a brief contraction of 5.6% in 2020 due to COVID-19.

COVID-19 accelerated digital disruptions as consumers took control of their media consumption in a market of increasingly expanding choices. Customers are creating their own media bundles for direct access to endless content and consuming more content and experiences at home and online. In prior years, entertainment and media spending was considered discretionary, but in the current digital environment many are seeing their subscriptions more as a utility and therefor it is not as impacted by macroeconomic forces and able to withstand contracting economies.

●	Video: Subscription video on demand (SVOD) is forecasted to surge and reach twice that of the box office in 2024. Global spending on TV content climbs throughout the forecast period with a significant increase in the SVOD market, which is projected to grow at a compound annual growth rate of 14.5% to US $75.1bn by 2024.

●	Books: In the US, revenue growth in print and audio is ahead of ebooks. Prior to COVID-19, physical bookstores, particularly independent shops, were experiencing growth in the UK and US, however many were forced to close temporarily or permanently during COVID-19 restrictions.

●	Cinema: The global cinema market is expected to contract sharply due to COVID-19 in 2020. Cinema revenue is forecasted to decrease by -65.6% in 2020, as many screens are forced to close and major Hollywood releases are delayed. US studios are changing how they reach customers through streaming services and future films will reach big numbers of viewers through streaming platforms.

Science and Technology

The Company’s Science and Technology Division operates in a market different from that of the Entertainment Division and creates opportunities in the scientific commercialization markets.

SCOUT Mobile Application. According to Statista, a leading data platform, the market for mobile applications (or “apps”) is already well developed and showing stronger growth rates every year. There are approximately 3.5 billion smartphone users in the world today. In addition, the average mobile app user spends more than 30 hours a month or more than two dozen apps. While we are still evaluating methods of commercialization for SCOUT, the mobile app market provides a range of opportunities, from subscription models to advertising revenue. The mobile app market is expected to generate $189 billion in revenue by 2020.

As to some of the long-term projects and educational initiatives, we continue to view the market value for science as variable in nature. Specifically, there is a general decrease in programmed funding for exploratory science while there is a marked increase in philanthropic funding for focused scientific pursuits. This structure provides funding opportunities for the Company and is shaping our funding pursuits with the focused nature of the investments, and it allows us to direct the resources in order to meet our public benefit commitments.

Brand Visibility

The launch of the Company in 2017 had the advantage of utilizing our existing global fan base in connection with the online broadcast, which was then amplified by favorable algorithms that increased is virality and organic reach. In December, the brand’s visibility was exponentially increased with the launch of The VAULT when the Company became the very first company to obtain official U.S. Government footage of UAP that had gone through the declassification process and been approved for public release. We believe this historic achievement put the Company at the forefront of mainstream media outlets, establishing it as the dominant company in its field.

We have high brand visibility. Our combined social media followings including for, Tom DeLonge, Angels & Airwaves, To the Stars, and other original brands as of April 15, 2021 are as follows:

●	Facebook – 1,548,776
●	Twitter – 867,800
●	Instagram – 1,130,800
●	YouTube – 237,000

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Competition

At the moment, we believe that there are no direct competitors to our entertainment, science and technology consortium as a whole. Direct competitors for the Science and Technology Division will depend on which products and/or services are brought to market in future, but it is possible competitors with more resources may be able to use their resources to develop products and technology faster or offer lower prices, even to uneconomic levels that the Company cannot match.

Our Entertainment Division, or TTS, competes for consumer discretionary spending on entertainment and media products and services. Many companies operate in entertainment media in the wider sense. Examples include:

●	Marvel. Marvel is a wholly owned subsidiary of The Walt Disney Company and has a library of over 8,000 characters featured in a variety of media. Marvel utilizes its character franchises in entertainment, licensing and publishing.

●	DC Comics. DC Comics is a subsidiary of Warner Bros. Entertainment, a division of Time Warner, and is one of the largest and oldest American comic book companies and produces multi-media material featuring its comic book characters.

●	LucasFilm. LucasFilm (acquired by The Walt Disney Company in 2012) is among the world’s leading entertainment service companies and a pioneer in visual effects and sound across multiple mediums.

As with the above-listed competitors, our Entertainment Division has a loyal fan base that is invested in its branded franchises, while our competitors have a longer history and superior resources that may be put to use to offer lower prices, even to uneconomic levels that the Company cannot match.

Raw Materials/Suppliers

Our Entertainment Division, TTS, uses Internet-based and standard software to produce products and services. It uses cameras and other equipment for filming and editing work (some owned, others rented). TTS also uses e-commerce solution software as well as shipping software to deliver products to customers. Most of the content for foreseeable product releases has either already been created or delivery of such content is anticipated. In terms of creating new content throughout the year, TTS uses a mixture of in-house and outsourced resources. TTS sells direct to customer, either in its brick-and-mortar store in Encinitas, CA or worldwide through its e-commerce store.

TTS works with a variety of suppliers in connection with its products, but such suppliers are not unique and TTS is not dependent on any one supplier to source or manufacture its products.

The VAULT and the SCOUT mobile app are encased in and will use Internet-based standard software to produce its services.

Other than the foregoing, there are currently no raw materials or suppliers for our Science and Technology Division.

Research and Development

The Company incurred $131,861 and $153,420 in third-party and internal costs towards research and development efforts in development of the Company’s projects during 2020 and 2019, respectively.

Employees

As of December 31, 2020 and 2019, we had six employees all of whom are employed in the Entertainment Division, TTS, and some of our employees provide services to both TTS and the rest of the Company.

Intellectual Property

We continue to evaluate appropriate intellectual property protection for its commercial branding. We filed a trademark application for the word mark ‘To The Stars Academy of Arts and Science’, Serial No. 87721197 and received a Notification of Allowance from the U.S. Patent and Trademark Office on January 29, 2019. For protection of intellectual property rights associated with its project initiatives, we have not filed for any patents, copyrights, or other trademarks but plans to do so when appropriate.

Our Entertainment Division, TTS, has an established trademark and copyright portfolio for its brands and regularly consults with intellectual property counsel to protect that portfolio. TTS also relies on content, logos, and designs related to our brands, as seen on our website, www.tothestars.media.

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TTS is aware of a current trademark rights-holder, ‘Strange Music’, that has in the past filed oppositions to TTS’s class 9 and 25 trademark applications for the ‘Strange Times’ mark. TTS has abandoned those applications.

TTS executed a co-existence agreement with Gildan Apparel, trademark rights-holder of certain ‘Secret’ word marks in Canada in relation to TTS’s ‘Sekret Machines’ mark.

Sellry Inc., a trademark applicant attempting to register ‘Strange Times’ in connection with software and web development, marketing and business development services abandoned its application after TTS filed an opposition on February 11, 2019. On March 20, 2019, Sellry Inc. filed an abandonment of its application Serial No. 87783496.

In April 2019, the Company acquired the mobile application, social media accounts, website and all intellectual property of Project Capture.

In September 2020, Twila True Collaborations, LLC, a trademark applicant attempting to register ‘To The Stars’ (Serial No.8/304,928) in International Class 14 in connection with Jewelry filed an Express Abandonment of the application with the USPTO after opposition by To The Stars, Inc. The companies agreed on a limited phase-out for their jewelry inventory with a deadline of November 26, 2021.

Licensing Agreement

Tom DeLonge, Mr. Handsome, LLC, and Good In Bed Music, ASCAP (“GIBM” and together with Tom DeLonge and Mr. Handsome, LLC, the “DeLonge Parties”) have licensed intellectual property rights to the Company and TTS for seven years under a licensing agreement dated April 26, 2017 (the “Licensing Agreement”). On January 21, 2021, the agreement was terminated. The Licensing Agreement covered:

●	rights, including name and likeness rights, rights of publicity of Mr. DeLonge, trademarks, copyrights, domain names, social media handles, master recordings, and musical compositions (“Licensed Rights”); and
●	digital and physical products, including novels, albums, apparel, accessories and all manner of merchandise featuring the Licensed Rights (the “Licensed Products”).

The Licensing Agreement had royalty payments due to the DeLonge Parties, with a minimum annual payment of $100,000. During both of the years ended December 31, 2020 and 2019, the royalties due the DeLonge Parties was the minimum guarantee amount of $100,000 and was recorded as a cost of revenues. For the year ended December 31, 2020, there would have been $400,000 in accumulated royalties (“Accumulated Royalties”) due the DeLonge Parties that had not been paid. However, that amount was forgiven as part of the Love Movie Transaction (defined below).

The Company is in the process of formalizing a new agreement with some or all of the DeLonge Parties to cover the use of some or all of the Licensed Rights and Licensed Products.

Binding Term Sheet

On December 24, 2020, the Company entered into a binding term sheet (“Term Sheet”) by and between the Company and Thomas DeLonge. The Term Sheet expired on March 31, 2021, and many of the terms expired. However, the transfer of Love Movie LLC from To The Stars, Inc. to Thomas DeLonge (the “Love Movie Transaction”) occurred pursuant to the Term Sheet. Under the Term Sheet, Mr. DeLonge purchased Love Movie LLC for $125,000 in cash and forgiveness of the Accumulated Royalties (collectively, the “Purchase Price”). Further, Love Movie LLC will be subsequently appraised and the Purchase Price will be adjusted. If the Purchase Price is adjusted downward, any cash paid by Mr. DeLonge will be converted into equity and any additional refunds will be added to the debt owed to Mr. DeLonge.

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The foregoing description of the Term Sheet does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which is filed as Exhibit 6.30 to this Form 1-K and is incorporated herein by reference.

Litigation

TTS is aware of a current trademark rights-holder, ‘Strange Music’, that has in the past filed oppositions to TTS’s class 9 and 25 trademark applications for the ‘Strange Times’ mark. TTS has abandoned those applications.

TTS executed a co-existence agreement with Gildan Apparel, trademark rights-holder of certain ‘Secret’ word marks in Canada in relation to TTS’s ‘Sekret Machines’ mark.

Sellry Inc., a trademark applicant attempting to register ‘Strange Times’ in connection with software and web development, marketing and business development services abandoned its application after TTS filed an opposition on February 11, 2019.

On February 4, 2021, Strange Music, Inc. filed a Notice of Opposition against our trademark application for the mark Strange Times in class 25. As a result, the Company abandoned the application.

Management of TTS is not aware of any other pending or threatened legal actions relating to its intellectual property, conduct of its business activities or otherwise.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Company is a public benefit corporation that was established in 2017 as a revolutionary collaboration between academia, industry and pop culture to advance society’s understanding of scientific phenomena and its technological implications.

Our mission is to be a vehicle for change by inspiring a newfound appreciation and understanding of the profound, yet unresolved, mysteries of the universe that can have a positive impact on humanity. We are working to achieve our mission via an entertainment division that creates original content inspired by the knowledge of its own dedicated scientific advisory board and a complementary Science and Technology Division that supports education and research.

Results of Operations

TTS is a vertically integrated entertainment company that creates, produces, and distributes original and licensed multi-media content, including music, books, and film. We measure performance of that business by profit, profit margin, sell-through rate, daily sales revenue, number of orders/customers, average order value, average value engagement ratios (number of people engaging in content or spending time on site), user conversion ratio, customer acquisition cost, customer satisfaction and retention, repeat purchases, email campaign indicators (e.g., open rate, click-through rate, user conversion), and customer engagement, including social media impressions, interaction, click-through, and time spent on site.

We recognize revenue related to the sales of products and services in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to our customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. Revenue is recognized from our in-store sales when the customer receives and pays for the merchandise at the register. For e-commerce sales, we recognize revenue at the time the merchandise is shipped from our facility. Customers typically receive goods within four days of shipment. Amounts related to shipping and handling that are billed to customers are reflected in revenues, and the related costs are reflected in cost of revenues. Revenues from the sale of electronic formats of music, books and other media related items are recognized when the consumer receives the product. Taxes collected from customers and remitted to governmental authorities are presented in the consolidated statements of operations on a net basis.

Years ended December 31, 2020 and December 31, 2019

Our net revenues for the year ended December 31, 2020 were $1,452,657 as compared to $1,198,508 in 2019, a 21% increase. The 2020 increase in net revenues was primarily attributable to higher direct-to-consumer sales on the Company’s own e-commerce platform, due to increased new and/or limited-edition product releases during 2020 as compared to 2019, coupled with investments in new product designs and digital advertising. The Company’s e-commerce platform includes a full assortment of the Company’s branded digital products and physical merchandise.

Cost of revenues includes merchandise costs, shipping costs, artist royalties and consulting and content costs which do not meet the criteria for capitalization. Cost of revenues in 2020 was $738,534, a 26% increase from $584,846 in 2019. The increase in cost of revenues during 2020 was directly attributable to the higher revenues realized by the Company during 2020, with an accompanying stability in gross margins of 49% in 2020 as compared to 51% in 2019. The slight decrease in gross margins in 2020 was the result of a change in the product mix.

The Company’s operating expenses consist of general and administrative expenses, sales and marketing expenses, stock-based compensation expense and depreciation and amortization. Operating expenses in 2020 declined to $(4,649,744) compared to $(9,878,643) in 2019. The largest component of both 2020 and 2019 operating expenses was stock-based compensation expense of $3,190,209 and $8,320,913, respectively. These amounts relate to compensation given as stock-based awards, including stock options and restricted stock grants, and are measured at fair value on the date of grant and recognized over the associated vesting periods. Without the stock-based compensation expense, our operating expenses in 2020 and 2019 amounted to $1,469,535 and $1,557,730, respectively, a 6% decrease of $98,195. The components of this decrease were:

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●	A 25% decrease in depreciation and amortization expense to $124,150 due to certain media assets no longer being amortized in 2020 as they had reached the end of their amortization periods;

●	A 14% decrease in research and development expenses to $131,861 due to cost saving initiatives taken in 2020, which included reductions in related payroll costs and lower expenses related to The Beamed Energy Launch System (BELS) Program Planning Project; and

●	A 3% increase in sales and marketing expenses to $637,515 primarily due to maintaining and diversifying company marketing and promotional expenses, due in part to COVID-19 related market factors.

The above changes were joined by an 8% decrease in general and administrative expenses to $566,009 primarily due to decreased employee salaries and general expenses in 2020, which included decreases in employee headcount and related payroll costs.

The Company also incurred interest expense of $133,680 in 2020 and $126,407 in 2019, an increase of 6%. This increase was primarily due to increased borrowings under the Company’s revolving line of credit agreement and short-term merchant loans. The Company paid income taxes of $2,259 and $1,600 in 2020 and 2019, respectively.

As a result of the foregoing factors, the Company’s net loss from operations was $4,071,560 in 2020 compared to a net loss of $9,392,988 in 2019. The majority of these losses were due to stock-based compensation expense (See Note 6 of the Audited Financial Statements). Like many early-stage companies, the Company has compensated certain people in stock as opposed to cash.

The Company has a concentration risk from a third-party provider which accumulates revenues and royalties due to the Company primarily through digital sales of the Company’s music products and then remits the monies collected to the Company. These revenues represent approximately 10% and 16% of total revenues for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and December 31, 2019, accounts receivable from this third-party represented 43% and 34% of accounts receivable, respectively. The loss of this third-party provider would not have a material impact on the Company’s consolidated financial statements.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet generated profits and has sustained net losses of $4,071,560 and $9,392,988 during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had net operating loss tax carry forwards of approximately $5,069,691 that may be offset against future taxable income through 2038. To date, revenues have not been sufficient to fund operations. Thus, until we can generate sufficient cash flows to fund operations, we are dependent on raising additional capital through debt and/or equity transactions.

Regulation A Offerings

In July 2019, the Company commenced its second Regulation A offering (the “Offering”) to raise additional capital to fund ongoing operations. Under the Offering, the Company could sell up to $30,000,000 of shares of Class A Common Stock. As of December 31, 2020, the Company had raised approximately $818,000 under the Offering, receiving proceeds, net of offering costs, of approximately $167,200 during 2020 and $336,000 in 2019.

In September 2020, the company commenced its third offering pursuant to Regulation A (the “Third Offering”). Under this offering the company can sell up to 6,000,000 shares of Class A Common Stock. On March 30, 2020, the Company entered into a selling agency agreement with Digital Offering, LLC (the “Selling Agent”) who will act as the Company’s exclusive Selling Agent to offer Class A Common Stock to prospective investors in the Third Offering. This agreement defines the terms and conditions of the arrangement including reimbursement of expenses to the Selling Agent, the Company’s responsibility for all associated Third Offering expenses, the Selling Agent’s fee of 7.0% of gross proceeds received by the Company in the Third Offering, and the issuance of immediately exercisable 5-year warrants at $0.50 per share to the Selling Agent to purchase shares of Class A Common Stock equal to 2.0% of the gross proceeds raised by the Company in the Third Offering. The company ceased to actively market the Third Offering on December 18, 2020 while the company took time to reviews operations and focus of the company and as of April 20, 2021 the company is not actively marketing the offering. By December 18, 2020, the company had raised approximately $113,500 under this offering, receiving proceeds, net of offering costs of approximately $93,000 during 2020.

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Line of Credit from Related Party

During 2018, the Company entered into a revolving line of credit agreement (“Line of Credit”) with Tom DeLonge, evidenced by a secured promissory note (“2018 Note”) from the Company to Mr. DeLonge, which matured on December 31, 2019, the end of the borrowing term (“Borrowing Term”). The Line of Credit allowed the Company to borrow funds up to a total amount of $495,000 on a revolving basis at 8.58% per annum. The 2018 Note required minimum monthly payments of principal and interest during the Borrowing Term and is secured by certain intellectual property rights of the Company. The Company had been utilizing this Line of Credit during the Borrowing Term as a source of additional operating funds for working capital needs. As of December 31, 2020 and December 31, 2019, the Company had outstanding borrowings owing under the Line of Credit in the amount of $517,435 and $463,837, respectively. Accrued interest owing under the Line of Credit amounted to $52,364 and $27,234 at December 31, 2020 and December 31, 2019, respectively. The Company is no longer able to borrow funds under the Line of Credit after the December 31, 2019 maturity date.

The Company has not repaid the 2018 Note and the accrued interest owing at its December 31, 2019 maturity date. In March 2020, Mr. DeLonge agreed to extend the repayment terms of the Note until it is paid in full (“Repayment Period”). Effective March 1, 2020, Mr. DeLonge also agreed to reduce the interest rate on the Note to 2.95% per annum. During the Repayment Period which commenced on June 1, 2020, the Company is required to make minimum monthly payments of $4,000, which will be applied first to any accrued interest owing and then to principal amounts outstanding. The outstanding balance of the revolving line of credit at December 31, 2020 and December 31, 2019 was $517,435 and 463,837, respectively. Subsequent to year end, Mr. DeLonge elected to convert all amounts due under the Line of Credit to shares of Class A common stock. As such, the balance outstanding at December 31, 2020 has been reflected as a long-term liability. (See Note 9 for additional information)

Advances and Loan from Related Party

On March 31, 2019, the Company and Mr. DeLonge entered into a loan agreement (the “Loan”) whereby Mr. DeLonge agreed to lend an additional $30,215 to the Company in addition to the $69,785 in Advances then owed for a total Loan amount of $157,244 and to memorialize the terms of conditions of the Loan, including repayment. The Loan bears interest at 6% per annum beginning March 31, 2019 and full repayment of the principal and any accrued interest owed under the Loan is required by December 31, 2020. As of December 31, 2020 and 2019, the principal and accrued interest owing under this Loan totaled $157,244 and $168,426, respectively. Subsequent to year end, Mr. DeLonge elected to convert all amounts due under the advances to shares of Class A common stock as such the balance outstanding at December 31, 2020, has been reflected as a long-term liability. (See Note 9 – Subsequent Events, for additional information)

Licensing Agreement with Related Party

On April 26, 2017, the Company entered into a Licensing Agreement with Tom DeLonge and Mr. DeLonge’s affiliated entities Mr. Handsome, LLC and Good in Bed Music, ASCAP (the “DeLonge Entities”), memorializing a verbal license the DeLonge Entities had with the Company and its subsidiaries since 2011 for the use of certain intellectual property rights, in particular Mr. DeLonge’s legal and professional name and likeness, trademarks and copyrights (including master recordings) relating to Mr. DeLonge and the musical band professionally known as Angels and Airwaves. On January 21, 2021, the agreement was terminated. (See “Intellectual Property - Licensing Agreement”)

Collectively, funds due to Mr. DeLonge under these related party transactions totaled $727,043 and $963,763 as of December 31, 2020 and December 31, 2019, respectively. The December 31, 2020 amount includes $400,000 that was forgiven in the Love Movie Transaction.

Other Debt Instruments

During the years ended December 31, 2020 and 2019, the Company obtained several short-term merchant loans, which totaled $477,300 and $565,729, respectively, from several lenders used to fund operations. These loans included origination fees and interest expense totaling $69,532 and $50,537, for the years ended December 31, 2020 and 2019, respectively. Average annual interest on these loans were 26.7% and 22.9% for the years ended December 31, 2020 and 2019, respectively. These loans are, for the most part, secured by expected future sales transactions of the Company. During the years ended December 31, 2020 and 2019, the Company made payments of the origination fees, interest and loan principal totaling $661,348 and $463,685, respectively. At December 31, 2020 and 2019, the amounts owed under these arrangements were $134,158 and $240,186, respectively. These loans contain various financial and non-financial covenants. As of December 31, 2020 and 2019, the Company was in compliance with these covenants.

The Company may rely on similar merchant loans in the future to fund short-term working capital needs.

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Currently, the Company does not have any commitments or assurances for additional capital, other than disclosed above, nor can the Company provide assurance that such sources of funds will be available to it on favorable terms, or at all. If, after utilizing the existing sources of capital available to the Company, further capital needs are identified and the Company is not successful in obtaining the financing, it could potentially be forced to curtail its existing or planned future operations.

On April 15, 2020, the Company received loan proceeds in the amount of $96,600, pursuant to the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act’) enacted March 27, 2020. The PPP loan matures on February 15, 2023 and bears interest at a rate of 1.00% per annum, payable in monthly installments commencing on September 15, 2021. The PPP loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, some or all of the loan and accrued interest are eligible for forgiveness after an eight-week measurement period if the Company uses the loan proceeds for qualifying expenses as described in the CARES Act. The Company intends to use the proceeds for purposes consistent with the PPP and believes it will meet the conditions for forgiveness of the loan and accrued interest.

Cash Flow

The following tables summarize, for the periods indicated, selected items in our condensed Statements of Cash Flows:

	Years Ended
	December 31,
	2020	2019
Net cash (used in) provided by:
Operating activities	$(477,216)	$(697,878)
Investing activities	$4,853	$(72,957)
Financing activities	$441,600	$741,890

Operating Activities

Cash used in operating activities was $477,216 and $697,878 for the years ended December 31, 2020 and 2019, respectively. The decrease in cash used in operating activities was primarily due to the decrease in the net loss during the 2020 period after taking into account the decrease in stock-based compensation expense during 2020, a net improvement of $220,661.

Investing Activities

Cash used in investing activities was $4,853 and $72,957 for the years ended December 31, 2020 and 2019, respectively. The decrease in cash used in investing activities was attributable to lower overall purchases of other assets in 2020.

Financing Activities

Cash provided by financing activities decreased to $441,600 from $741,890 for the years ended December 31, 2020 and 2019, respectively. The decrease in cash provided by financing activities was primarily due to lower net proceeds received from the Company’s Regulation A offering in 2020 as compared to 2019, as well as by higher repayments on short-term loans and advances in 2020 as compared to 2019.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect the liquidity, capital resources, market risk support, and credit risk support or other benefits.

Trend Information

Management Update

In 2020 we have achieved the following:

●	Our company, its mission and research achieved high awareness, visibility and reach with the U.S. broadcast of season two of A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’, featuring key company cast members.

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●	Officially kicked-off our Collaborative Research and Development Agreement with the U.S. Army and began setting up process, procedures and requirements to conduct work.

●	Our continued effort to gain awareness and credibility for UAP research was solidified by the official release by The Pentagon of three videos previously released by the Company, where the Pentagon released a statement to clear up any misconception to the authenticity of the videos and as the top branch of the military, confirmed the videos were considered unidentified aerial phenomenon for the very first time. TTSA then embarked on a press tour to engage the public, commend the Department of Defense and continue to educate the public about the need for better data and research to understand the phenomenon.

●	Our team of experts was invited to give briefings to the U.S. Government and its highest levels of policy makers on Capitol Hill, as documented on our series Unidentified. By the end of 2020, the Senate Select Committee on Intelligence had approved and enacted an official UAP Task Force that would report their findings to the public.

●	Launched the TTSA Talks program to dive deeper than any other source into the complexities of the TTSA mission, its programs, partners and products. The program commenced in May 2020 with Deputy Assistant Secretary of Defense for Intelligence and TTSA Advisor Chris Mellon engaging in a live Q&A session on Twitter to answer people’s questions.

●	The TTSA Talks Podcast was featured on Top News Shows on Apple for over four months and was downloaded over 94,761 times as of March 25, 2021.

●	In June 2020 To The Stars, Inc. ecommerce store saw its biggest single day of sales since its 2015 inception with the launch of Signed Signature Stratocaster Miniature Guitar Replicas.

●	2020 retail sales increased 49% over 2019.

●	Established a home for the script for the feature film MONSTERS OF CA with Cartel Entertainment in association with To The Stars.

●	Wrap production on the Monsters of California feature film.

In 2020, the Company released the following new products and services:

●	Axe Heaven x Tom DeLonge signature guitar miniature replicas. One of our highest performing product releases, we released two collectable, limited edition models in 2020 including the Fender Stratocaster and Gibson ES-333.

●	Season 2 of the docu-series on A+E’s History Channel, ‘UNIDENTIFIED: Inside America’s UFO Investigation’. The Company allowed its personnel to be key cast members in the docuseries. The series includes licensed footage from our film archive. The series is based on the December 2017 front-page expose, published in The New York Times, which uncovered the Pentagon’s mysterious UFO program, the Advanced Aerospace Threat Identification Program (“AATIP”). This story was the focus of worldwide attention.

●	New music on vinyl by Angels & Airwaves. Rebel Girl and Kiss and Tell were released on limited edition 7 inches and flexi disk.

●	All That’s Left is Love Angels & Airwaves t-shirt. Proceeds from this product went to support Feeding America’s COVID-19 Food Bank.

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●	New reissue of Angels & Airwaves’ 2014 The Dream Walker LP in limited edition White/Opaque Blue vinyl.

●	New reissue of Angels & Airwaves’ 2006 We Don’t Need to Whisper Acoustic EP in limited edition Cloudy Clear/Orange/Blue vinyl.

●	An assortment of Boomer-themed products based off Blink-182’s famous Boomer character in the First Date music video.

●	In October 2020, the script for the feature film ‘Monsters of California’ found a home with Cartel Entertainment in association with To The Stars, Inc. Production officially wrapped on October 31, 2020 and the film is currently in post-production. As part of the deal with Cartel Entertainment, TTS shares in backend participation of profits and we aim to be the primary merchandiser once a distribution deal is reached.

●	New reissue of Angels & Airwaves’ 2006 We Don’t Need to Whisper Acoustic EP in limited edition Cloudy Clear/Orange/Blue vinyl.

So far in 2021 we have achieved the following:

●	Signed a co-production agreement with Cartel Entertainment to bring together the Company’s brand recognition, entertainment contacts and sources of original intellectual property with Cartel’s extensive degree of expertise in the area of film and series production, including contacts and resources for the creation and exploitation of audiovisual products. As part of the deal, the parties will work together to develop, produce and explore productions across all media formats and territories.
●	Rebranded TTS and launched a new website.
●	Released a new product category with the Boomer Plush Toy.
●	Q1 2021 retail sales have increased 59% over sales in the same period in 2020.
●	Secured a 3-year licensing deal to produce and distribute Box Car Racer vinyl.
●	On-boarded a full-service marketing agency to elevate the Company’s digital presence, including strategy, content creation, creative collaborations and paid media.
●	Moved its warehouse to a more economical and state-of-the-art space with opportunities for growth and expansion.

Projects Planned

We plan to pursue the projects and initiatives listed in “Principal Products and Services.” Over the next 12 months the Company intends to:

●	Focus on investing in the expansion of our intellectual property portfolio with knowledge from our team of scientific and artificial intelligence experts to deliver informed original content across all media formats and platforms.
●	Use our artificial intelligence to data-mine exceptional stories to create exciting intellectual property.
●	TTSA plans to continue to explore strategic partnerships and investment for the production and financing of its films and to assess merger possibilities in areas that could make it a vertically integrated and robust film studio.
●	TTSA’s other plans for expansion into the entertainment industry would include film product licensing and acquisition of literary talent for the creation of its film scripts.
●	To achieve its goals, TTSA will refocus its operations by scaling back its initiatives in science and tech commercialization and to place a greater emphasis on the operations of its growing entertainment business.
●	Negotiate a new Angels & Airwaves licensing deal with more favorable terms for their direct-to-consumer business.
●	Continue post-production and planning for the release of feature film ‘Monsters of CA.’ This includes development plans for merchandise depending on any distribution deals that are made.
●	Invest in expanding the To The Stars entertainment merchandise brand and inventory levels.
●	Expand our entertainment product categories by forging strategic and creative partnerships with other quality established brands that can bring visibility to the TTS brand.
●	Secure a new retail location with greater square footage and foot traffic to enhance sales potential.
●	Leverage our exposure from the success of the TV docu-series Unidentified: Inside America’s UFO Investigation, to further our educational efforts about unidentified aerial phenomenon and create new partnerships for future media projects.
●	With sufficient funding, we plan to upgrade The VAULT to include data submission from larger databases such as the U.S. Government, and foreign governments in the future.

We would need to seek additional funds to complete these projects within the next 6 to 12 months.

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The company is currently evaluating different funding mechanisms, including additional corporate structuring, to allow the Entertainment, Science and Technology Divisions to accelerate progress, scale and expand, including institutional monies, foundations, private equity and angel investment.

The novel coronavirus (or COVID-19), and the emergence of new strains of the virus, has created and is expected to continue to create economic and social uncertainty throughout the world, even as countries begin vaccine rollout. The ultimate impact of COVID-19 is difficult to predict, but it is possible that such outbreak could have an enduring and materially adverse impact on global, national and local economies and supply chains. In particular, disruptions to commercial activity relating to the imposition of quarantines and travel restrictions, or failures to contain the virus despite these measures along with the vaccine or the reduced government focus on scientific endeavors related to our mission, could materially and adversely impact the company, both in the near-and long-term.

To date, COVID-19 has not affected the Company’s ability to source materials or products for its operations. Consequently, we have not made changes to our planned projects described above, but this could change depending on the extent and duration of the pandemic. However, the situation around COVID-19 and related market behavior could change and we may need to make some adjustments to our plans.

Item 3. Directors and Officers

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

As of December 31, 2020, the Company’s executive officers, directors, and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part-time)/full-time
Officers*:
Thomas DeLonge	President, Interim Chief Executive Officer	45	Appointed to indefinite term of office. May 25, 2017	Full-time
James Semivan	Vice President Operations	68	Appointed to indefinite term of office. May 25, 2017	Contractor
Harold E. Puthoff	Former Vice President Science and Technology	84	Appointed to indefinite term of office. May 25, 2017 – February 2021	Contractor
Louis Tommasino	Treasurer Chief Financial Officer	58	Appointed to indefinite term of office. May 25, 2017 Appointed to indefinite term of office. September 11, 2017	Contractor
Kari DeLonge	Chief Content Officer, President of Entertainment Division	39	Appointed to indefinite term of office. August 9, 2017	Full-time
Lisa Clifford	Secretary	52	Appointed to indefinite term of office. May 25, 2017	Full-time
Directors:
Thomas DeLonge	Director	45	Appointed to indefinite term of office. March 14, 2017
James Semivan	Director	68	Appointed to indefinite term of office. March 14, 2017
Harold E. Puthoff	Former Director	84	Appointed to indefinite term of office. March 14, 2017 – February 2021
J. Christopher Mizer	Director	54	Appointed to Indefinite term of office. May 14, 2019

*We anticipate hiring as necessary to grow the business. In particular, we are looking for a Chief Executive Officer at the Company to take over from Tom DeLonge.

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We are organized as a Delaware public benefit corporation. Under Section 365 of the DGCL, the Board of Directors is required to manage or direct the business and affairs of the Company in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the Company’s conduct, and the specific public benefit or public benefits identified in our certificate of incorporation. A director does not have any duty to any person on account of any interest of such person in the public benefit or public benefits identified in the certificate of incorporation or on account of any interest materially affected by the Company’s conduct and, with respect to a decision implicating the balance requirement discussed above, will be deemed to satisfy the director’s fiduciary duties to stockholders and the Company if the director’s decision is both informed and disinterested and not such that no person of ordinary, sound judgment would approve. Our Amended and Restated Certificate of Incorporation includes a provision that any disinterested failure to satisfy DGCL §365 shall not, for the purposes of Sections 102(b)(7) or 145 of the DGCL, or for the purposes of any use of the term “good faith” in the Certificate of Incorporation or the Bylaws of the Company in regard to the indemnification or advancement of expenses of officers, Directors, employees and agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

Thomas DeLonge – Founder, Chairman of the Board, President, Interim Chief Executive Officer

Thomas DeLonge is the founder, President and interim CEO of the Company. He is also the President of the Company subsidiary To The Stars, Inc. (TTS). His award-winning entertainment career spans over two decades with music sales of over 25 million records worldwide with the bands he co-founded, Blink182 and Angels & Airwaves. Since 2011 at TTS., Mr. DeLonge has co-authored and published multiple chart-topping books, written and directed both live action and animated films as well as created various multimedia franchises that have expanded into successful merchandise brands. Prior to forming the Company, Mr. DeLonge co-founded Really Likeable People, Inc. (“RLP”), the parent company of multiple international consumer lifestyle brands and the technology platform, Modlife, Inc., which formed in 2007 and empowered artists with digital content monetization tools. Mr. DeLonge has been recognized for his creative endeavors across music, books, and film including awards for Best Group Video at the 2000 MTV Video Music Awards, 2011 Best Director at Athens International Film Festival, 2014 Best Animated Short Film at the Toronto International Short Film Festival, 2016 Best Teen Fiction by the Benjamin Franklin IPBA Book Awards, and 2017’s UFO Researcher Of The Year awarded by The OpenMinds.tv.

James Semivan – Founder, Vice President Operations, Director

James Semivan is a co-founder and Vice President Operations of the Company. Prior to joining us in 2017, Mr. Semivan was, and still is, the owner of a consulting firm called JimSem1, Inc. (formerly JimSem1, LLC), which he founded in 2007 after retiring from the Central Intelligence Agency that year. Since his retirement, Mr. Semivan has been primarily working for JimSem1, where he has been consulting with the Intelligence Community (IC) on a variety of classified topics that include IC Leadership training, CIA Tradecraft training and IC programs for countering weapons of mass destruction. Mr. Semivan retired from the Central Intelligence Agency’s Directorate of Operations after 25 years working as an operations officer both overseas and domestically. He was a member of the CIA’s Senior Intelligence Service. Mr. Semivan has a BS and a BA degree from The Ohio State University and a MA in English Literature from San Francisco State University.

Harold E. Puthoff – Founder, Former Vice President of Science and Technology Division and Director, Currently on Advisory Board

Dr. Harold E. Puthoff is a co-founder and Vice President of Science and Technology Division of the Company. Prior to joining us in in 2017, Dr. Puthoff was, and still is, President and CEO of EarthTech International, Inc. (ETI), and Director of the Institute for Advanced Studies at Austin (IASA), positions he has held since 1985. In those positions, he has published numerous papers on electron-beam devices, lasers and space propulsion and has patents issued in the laser, communications, and energy fields. Dr. Puthoff’s professional background spans more than five decades of research at General Electric, Sperry, the National Security Agency, Stanford University, SRI International, and, since 1985, as President of ETI and Director IASA. Dr. Puthoff regularly serves various corporations, foundations, NASA, and other government organizations as advisor on leading-edge technologies and future technology trends. He earned his Ph.D. from Stanford University in 1967.

In February 2021 Dr. Harold E. Puthoff resigned from the Company’s Board of Directors and transitioned to the Company’s science advisory board.

J. Christopher Mizer – Director

J. Christopher Mizer currently serves on our Board of Directors. He has held this position since May 14, 2019. He is the current co-founder of Vivaris Capital and has held such position since Vivaris Capital was established in June of 1998. Vivaris Capital invests in and acquires middle-market businesses in a broad range of industries that are leaders in their market niches. Mr. Mizer serves as the chairman of each of the portfolio companies that Vivaris Capital invests in and guides key strategic decisions and their execution. He began his career as a research assistant with The Center for Economic Issues, a think-tank focused on economic development. Mr. Mizer has taught business strategy, finance and entrepreneurship at the graduate level at Case Western Reserve University, John Carroll University, and the University of California, San Diego and at the undergraduate level at San Diego State University. He earned a B.S. (biology, applied math), B.A. (economics), M.S. degrees (biology - neurogenetics), and MBA (finance, accounting) degrees from Case Western Reserve University.

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Louis Tommasino – Treasurer, Chief Financial Officer

Louis Tommasino is our Treasurer and Chief Financial Officer, working with the Company’s subsidiary TTS since 2015 and with its former parent company, RLP, since 2004. He is also the owner of Louis Tommasino CPA & Associates, a firm providing tax services, auditing and financial consulting, including business planning and management services to his clients. Since 1996, he has grown his practice to nine employees with over 500 clients in various industries, including entertainment and bio-tech. He also works with non-profit organizations, trusts, estates, and individuals. He has worked with several small and start-up companies in Arizona and California. He is a member of the American Institute of Certified Public Accountants, the California Society of CPAs, and the Commonwealth Financial Network of Massachusetts. Mr. Tommasino graduated with a Bachelor of Science in Business Administration from Arizona State University and holds a CPA license both in the states of Arizona and California.

Kari DeLonge – Chief Content Officer, President of the Entertainment Division

Kari DeLonge is the Chief Content Officer for the Company and the President of the Company’s Entertainment Division. She served as Chief Marketing and Product Officer of company subsidiary TTS since its inception in 2011, overseeing worldwide media launches including Billboard Top 200 albums, critically acclaimed independent films and award-winning books. Prior to TTS, she served as Product Manager at a technology platform, Modlife, Inc., where she was in charge of content monetization, merchandise manufacturing and distribution, e-commerce as well as multi-channel marketing for major music acts on the platform. Starting in 2000, she served for 7 years as Global Marketing Director for consumer lifestyle brands Atticus Clothing and Macbeth Footwear. She holds a BA degree in Accounting and a BBA degree in business and marketing, graduating magna cum laude from the University of San Diego.

Lisa Clifford – Secretary

Lisa Clifford is the Secretary of the Company, the Secretary for the Company’s subsidiary TTS and also serves as the Executive Assistant to Tom DeLonge. She has spent her career in entertainment, media and merchandising. Ms. Clifford has served as Mr. DeLonge’s Executive Assistant for the past 14 years, not only managing Mr. DeLonge’s day-to-day schedule of press and meetings, but also his recording and touring schedules. She is also responsible for coordinating projects and events for TTS. Prior to joining TTS, Ms. Clifford performed similar roles at RLP. Ms. Clifford holds a B.A. degree in advertising from California State University, Fullerton.

Advisory Board

The Company’s Advisory Board consists of accomplished scientists, researchers, inventors, and former intelligence and governmental officials with a proven track record of success in their respective fields. The Advisory Board is composed of, Dr. Adele Gilpin, Dr. Norman Kahn, Joe Schurman, Dr. Paul Rapp, Chris Herndon, and Dr. Harold E. Puthoff.

Dr. Adele Gilpin

Dr. Adele Gilpin is a scientist with biomedical academic and research experience as well as an active, licensed, attorney. She served on the faculty at the Johns Hopkins Bloomberg School of Public Health, the University of Maryland School of Medicine, and the Medical College of Pennsylvania. She has taught biostatistics, epidemiology, and the design and conduct of clinical trials. Dr. Gilpin led an international team of scientists and physicians in designing and implementing two multi-project programs that were together awarded $10 million by NIH and has designed and conducted multiple clinical trials. Her regulatory law practice focuses on FDA regulated products such as medical devices and pharmaceuticals, and on research law. Since the program’s inception in 2007, Dr. Gilpin has collaborated with the DOD’s Traumatic Injury Research Program at the Uniformed Services University of the Health Sciences. She was awarded the E. Randolph William award for exceptional pro bono service in both 2009 and 2011. She received BA, MA and PhD degrees from Temple University (psychology; quantitative psychology) and a JD from Georgetown University Law Center (cum laude).

Dr. Norman Kahn

Dr. Norman Kahn currently is a consultant on national security matters for the U. S. Government, with a focus on preventing the use of biological weapons of mass destruction/disruption. Dr. Kahn had over a 30-year career with the Central Intelligence Agency, culminating in his development and direction of the Intelligence Community’s Counter-Biological Weapons Program. Dr. Kahn is the recipient of the Agency’s Distinguished Career Intelligence Medal and the Director of National Intelligence’s National Intelligence Distinguished Service Medal. Dr. Kahn has a B.S. degree in biology from the City College of New York and a Ph.D. in oceanography from the University of Rhode Island.

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Joe Schurman

Joe Schurman is a member of the Company’s Advisory Board. He provides thought leadership within the field of Cloud Native Product Engineering Services focused on artificial intelligence to process and analyze data through machine learning, cognitive services, and intelligent analytics services. He also advises the Company’s research and development initiatives focused on new digital products. He has over 25 years of experience in the information technology industry with organizations that include PricewaterhouseCoopers (“PwC”), Slalom, Microsoft Research, Accenture, IBM and HP. He has experience in research and development, strategy, product engineering, and technology advisory for industry-leading, global, and public sector organizations. Joe is a published author, global speaker and thought leader in areas that include artificial intelligence, communications and cloud computing. Joe is currently a Partner at PwC, a global consultancy and digital solutions provider, where he leads Cloud Product Engineering Services within the Health Industry Advisory organization providing consultation to leading healthcare providers, pharmaceutical, life sciences, and payor organizations focused on genomics and rare disease research, patient experience/consumerism solutions and public cloud enablement. Within the U.S. public sector, Joe has provided software engineering services for several agencies, including NASA, White Sands Missile Testing Facility and Johnson Space Center.

Dr. Paul Rapp

Dr. Paul Rapp is a Professor of Military and Emergency Medicine at the Uniformed Services University and Director of the Traumatic Injury Research Program. He also holds a secondary appointment as a Professor of Medical and Clinical Psychology. He is a past editor of Physica and has served on the editorial boards of the International Journal of Bifurcation and Chaos, Chaos and Complexity Letters, and Cognitive Neurodynamics. Past honors include a Certificate of Commendation from the Central Intelligence Agency for “significant contributions to the mission of the Office of Research and Development.” Dr. Rapp attended the University of Illinois and received bachelor’s degrees in Physiology (minor in Chemistry, Summa cum Laude) and Engineering Physics (Summa cum Laude). He received his Ph.D. from Cambridge University, working under the supervision of Professor Sir James Lighthill in the Department of Applied Mathematics and Theoretical Physics.

Chris Herndon

Chris Herndon is a C-level executive and entrepreneur and currently serves as Chief Operating Officer of TechCentrics, Inc. Previously, he served for more than twenty years in the federal government, most recently as Deputy Assistant to the President and the Director of White House Information Technology. Prior to his position at the White House, Chris held C-Level and senior IT leadership positions with some of Washington DC area’s most respected government systems integrators, including Client Executive for CSRA, Chief Technology Officer for SRA International, Managing Director for MorganFranklin Corp., and COO/Co-Founder of TechCentrics, Inc. He began his career in telecommunications as a Department of the Navy civilian, where he supported organizations such as the National Reconnaissance Office, Office of Naval Research, Office of the Secretary of Defense, and the White House Communications Agency. He holds a B.S. in electrical engineering from the University of Maryland.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, we compensated our three highest paid executive officers and directors on a consolidated basis as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)			Total compensation ($)
Thomas DeLonge	President, Interim Chief Executive Officer	$0		$0		$0
Louis Tommasino	Treasurer, Chief Financial Officer	$0		$0		$0
Kari DeLonge	Chief Content Officer, President of Entertainment Division	$100,000	$		*	$100,000
Lisa Clifford	Secretary	$75,600		$0		$75,600
J. Christopher Mizer	Director	$5,000	$		**	$5,000

* Pursuant to the Rescission and Relinquishment Agreement (Options) executed in April 2019, the number of shares Ms. DeLonge is entitled to purchase was reduced to 785,240, which are fully vested and exercisable by Ms. Delonge as of December 31, 2020.

**On May 14, 2020, J. Christopher Mizer was issued 100,000 shares of restricted Class A Common Stock of the Company pursuant to a subscription agreement in accordance with his Independent Director Agreement. The purchase price for the shares was $.001 per share. The stock option compensation expense recognized by the Company associated with these shares for the fiscal year ended December 31, 2020 was $416,667.

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Our subsidiary TTS did not compensate its executive officer and sole director, Tom DeLonge in cash. However, for the year ended December 31, 2020 and 2019, respectively, Mr. DeLonge is owed $400,000 and $300,000 in cumulative royalty payments. On December 24, 2020, the Company and Mr. Delonge agreed to forgive the $400,000 in royalty payments in exchange for the sale of the Love Movie, LLC.

For the fiscal year ended December 31, 2020, J. Christopher Mizer was paid $5,000 in director’s fees. The other three directors were not compensated for their services as directors in 2020. Our directors are entitled to reimbursements, the reimbursements to the four Directors for the fiscal year ended December 31, 2020 totaling less than $3,000.

Kari DeLonge and Lisa Clifford were employed by TTS as of December 31, 2020 and compensated as set forth above. TTS paid each of Tom DeLonge and Louis Tommasino $0.

Item 4. Security Ownership of Management and Certain Security Holders

The following table sets out, as of December 31, 2020, the Company’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)
Class A Common Stock	Gravity Holdings LLC (3)	9,428,240 shares	N/A	73.76%
Class A Common Stock	JimSem1, Inc. (6)	786,580 shares	N/A	6.15%
Class A Common Stock	Harold E. Puthoff	392,620 shares	N/A	3.07%
Class A Common Stock	Kari DeLonge	N/A	785,240 shares (4)	5.79	%(5)
Class A Common Stock	Steve Justice	N/A	392,620 shares (4)	2.98	%(5)
Class A Common Stock	J. Christopher Mizer	300,000 shares	N/A	2.35	%(7)
Class A Common Stock	Lisa Clifford	N/A	1,750 shares (4)	0.01	%(5)
Class B Common Stock(8)	Gravity Holdings LLC (3)	1,800 shares	N/A	33.33%
Class B Common Stock(8)	JimSem1 Inc (6)	1,800 shares	N/A	33.33%
Class B Common Stock(8)	Harold E. Puthoff	1,800 shares	N/A	33.33%

(1) The address for all the executive officers and directors is c/o To The Stars Academy of Arts and Science Inc., 1150 Garden View Road, Box #230393, Encinitas, California 92024.

(2) Based on 12,782,679 outstanding shares of Class A Common Stock and 5,400 outstanding shares of Class B Common Stock.

(3) The DeLonge Family Trust is the sole member of Gravity Holdings, LLC. Thomas DeLonge and his wife, Jennifer DeLonge, are trustees of the DeLonge Family Trust. On or about April 23, 2021, Gravity Holdings, LLC agreed to transfer 1,886,008 shares of Class A Common Stock to Ms. Jennifer DeLonge. Once the transfer is complete, Mr. Thomas DeLonge will be the sole trustee of Gravity Holdings, LLC.

(4) Acquirable from the exercise of options granted under the Amended and Restated 2017 Stock Incentive Plan (“ANR Plan”), assuming the vesting of all of the individual owner’s options and conversion from Class B to Class A Common Stock (5,400).

(5) This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(6) Wholly owned by James Semivan.

(7) Christopher Mizer was issued 300,000 shares of Class A Common Stock on May 14, 2019.

(8) On July 1, 2020, we filed a Certificate of Amendment to its certificate of incorporation with the State of Delaware to among other items, modify the voting rights of the holders of Class B Common Stock, in order to conform the same to the voting rights of the holders of Class A Common Stock. Accordingly, certain matters will no longer require the affirmative vote of the holders of Class B Common Stock, including, but not limited to, amendment of the Certificate of Incorporation, formation of any subsidiary or entry into a joint venture or partnership, issuance of securities, any change of control transaction, and liquidation or reorganization of the Company. However, to the extent relevant, each holder of Class B Common Stock will still be entitled to vote on such matters, together with the holders of Common Stock of other classes, as a single class.

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Item 5. Interest of Management and Others in Certain Transactions

The Company has elected not to be governed by Section 203 of the DGCL. Section 203 contains prohibitions from companies engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder. An interested stockholder includes owners of more than 15% of the outstanding voting stock of the Company.

Promissory Note and Debt Forgiveness with Related Party

During 2016, the Company borrowed $300,000 under a note agreement (the “Note”) with Our Two Dogs, Inc. (“OTD”), an entity owned by Tom DeLonge. During 2017, the Note was amended to increase the loan amount to a total of $600,000, with OTD lending the additional $300,000 to the Company in 2017. The Note was amended in April 2018 and as amended, bore interest of 6% per annum and had a maturity date of December 31, 2019.

On March 31, 2019, the Company and OTD entered into a debt forgiveness agreement (“Debt Forgiveness”) whereby OTD forgave the entire principal balance of $600,000 owing under the Note in addition to all of the related accrued interest then owing of $88,123. This has resulted in a total amount of $688,123 of monies owed to OTD as of March 31, 2019, being forgiven, treated as contributed capital and reclassified to additional paid-in-capital as of that date.

As a result of this Debt Forgiveness, as of December 31, 2018, the Company reflected all amounts owing under the Note, consisting of $600,000 in principal and $79,123 of accrued interest, as long-term liabilities in Amounts Due Related Party on the accompanying consolidated financial statements. As of December 31, 2018, the principal balance outstanding on the Note was $600,000. For the periods ending December 31, 2020 and 2019, the balance of the note is zero and zero.

Licensing Agreement with Related Party

On April 26, 2017, the Company entered into a Licensing Agreement with Tom DeLonge and Mr. DeLonge’s affiliated entities Mr. Handsome, LLC and Good in Bed Music, ASCAP (the “DeLonge Entities”), memorializing a verbal license the DeLonge Entities had with the Company and its subsidiaries since 2011 for the use of certain intellectual property rights, in particular Mr. DeLonge’s legal and professional name and likeness, trademarks and copyrights (including master recordings) relating to Mr. DeLonge and the musical band professionally known as Angels and Airwaves. On January 21, 2021, this licensing agreement was terminated. The Company is in the process of formalizing a new agreement with some or all of the DeLonge Parties to cover the use of some or all of the Licensed Rights and Licensed Products. (See “Intellectual Property – Licensing Agreement” and “Liquidity and Capital Resources – Licensing Agreement with Related Party”)

Line of Credit

During 2018, the Company entered into a revolving line of credit agreement (“Line of Credit”) with Tom DeLonge, evidenced by a secured promissory note (“2018 Note”) from the Company to Mr. DeLonge, which matured on December 31, 2019, the end of the borrowing term (“Borrowing Term”). (See “Liquidity and Capital Resources – Line of Credit from a Related Party”)

Advances and Loan

On March 31, 2019, the Company and the Shareholder entered into a loan agreement (the “Loan”) whereby the Shareholder agreed to lend an additional $30,215 in monies to the Company in addition to the $69,785 in Advances then owed for a total Loan amount of $100,000; as well as to memorialize the terms of conditions of the Loan, including repayment. The Loan bears interest at 6% per annum beginning March 31, 2019 and full repayment of the principal and any accrued interest owed under the Loan is required by December 31, 2020. As of December 31, 2020 and 2019, the principal and accrued interest owing under this Loan totaled $157,244 and $168,426, respectively. Subsequent to year end, Mr. DeLonge elected to convert all amounts due to under the Line of Credit to shares of Class A common stock as such the balance outstanding at December 31, 2020, has been reflected as along-term liability. (See Note 9 – Subsequent Events, for additional information)

Rescission and Relinquishment Agreements

The Company executed a Rescission and Relinquishment Agreement (Stock) in April 2019 pursuant to which stock issuances to Gravity Holdings, LLC, JimSem1, LLC, and Harold Puthoff were reduced to 9,428,240 shares, 786,580 shares and 392,620 shares of Class A Common Stock, respectively. (See Note 6 of the Audited Financial Statements)

Pursuant to the Rescission and Relinquishment Agreement (Options) executed in April 2019, the number of shares Kari DeLonge is entitled to purchase pursuant to a stock option award the Company granted her in June 2017 was reduced to 785,240. Ms. DeLonge has not exercised the options. Ms. DeLonge is the sister of Tom DeLonge. (See Note 6 of the Audited Financial Statements)

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Appointment of Mr. Mizer to Board of Directors and Consulting Agreement

In May 2019, the Company appointed J. Christopher Mizer to serve on the Company’s Board of Directors pursuant to an Independent Director Agreement. Under the Independent Director Agreement, Mr. Mizer will be considered an independent contractor and will receive a monthly fee of $5,000 as well as 300,000 shares of the Company’s Class A Common Stock. To effectuate the transfer of the 300,000 shares of the Company’s Class A Common Stock to Mr. Mizer, the Company and Mr. Mizer entered into a Subscription Agreement dated May 14, 2019, pursuant to which the Company agreed to sell the shares in equal amounts over a period of 12 months commencing on May 13, 2019, in exchange for total consideration of $300 and the services Mr. Mizer has agreed to perform for the Company under the Independent Director Agreement.

In August 2019, the Company entered into a 12-month, automatically renewable, Consulting Agreement with Vivaris Capital, LLC. J. Christopher Mizer, who is on the Board of Directors of the Company, is a co-founder of Vivaris Capital, LLC. Under this Consulting Agreement, the Company is required to pay a monthly fee of $10,000 and reimburse Vivaris Capital for reasonable expenses.

Asset Purchase Agreement

In July 2019, the Company entered into an Asset Purchase Agreement with Mr. DeLonge to purchase a set of metamaterials. The purchase price was $35,000.

Total Funds Owed to Mr. DeLonge

Collectively, funds due to Mr. DeLonge under related party transactions totaled $727,043 and $963,763 as of December 31, 2020 and December 31, 2019, respectively.

Item 6. Other Information

None.

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Item 7. Financial Statements

TO THE STARS ACADEMY OF

ARTS AND SCIENCE INC.

CONSOLIDATED FINANCIAL STATEMENTS

As of

December 31, 2020 and 2019

Together with

Independent Auditors’ Report

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To The Stars Academy of Arts and Science Inc.

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INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

of To The Stars Academy of Arts and Science Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of To The Stars Academy of Arts and Science Inc. (the “Company”) which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of To The Stars Academy of Arts and Science Inc. as of December 31, 2020 and 2019 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ dbbmckennon
San Diego, California
April 30, 2021

F-1

TO THE STARS ACADEMY OF ARTS AND SCIENCE, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
Assets
Current assets
Cash	$47,333	$78,096
Accounts receivable, net	56,317	81,565
Inventory	108,981	125,774
Prepaid author royalties	39,015	54,618
Other current assets	6,057	4,750
Total Current Assets	257,703	344,803
Prepaid author royalties, net of current portion	68,342	87,920
Property and equipment, net	131,938	194,507
Media assets, net	76,079	136,013
Other Assets	36,000	42,500
Total assets	$570,062	$805,743
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$315,082	$304,864
Revolving line of credit due related party	-	463,837
Amounts due related party	-	499,926
Accrued liabilities	46,658	86,807
Short-term loans and advances	134,158	240,186
Total current liabilities	495,898	1,595,620
SBA PPP Loan	96,600	-
Accounts payable	134,000	-
Amounts due related party	209,608	-
Revolving line of credit due related party	517,435	-
Total long-term liabilities	957,643	-
Total liabilities	1,453,541	1,595,620
Commitments and contingencies (Note 5)
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 91,000 shares authorized; no shares issued and outstanding as of December 31, 2020 and 2019	-	-
Class A common stock, par value $0.0001; 100,000,000 shares authorized; 12,782,679 and 12,084,253 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1,278	1,208
Class B common stock, par value $0.0001; 9,000 shares authorized; 5,400 shares issued and outstanding as of December 31, 2020 and 2019	1	1
Additional paid-in capital	55,018,808	51,040,920
Accumulated deficit	(55,903,566)	(51,832,006)
Total Stockholders’ Deficit	(883,479)	(789,877)
Total Liabilities & Stockholders’ Deficit	$570,062	$805,743

The accompanying notes are an integral part of these consolidated financial statements.

F-2

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019

Revenues	$1,452,657	$1,198,508

Cost of revenues	738,534	584,846

Gross profit	714,123	613,662

Operating expenses:
General and administrative	566,009	617,554
Sales and marketing	637,515	620,530
Research and development	131,861	153,420
Stock-based compensation	3,190,209	8,320,913
Depreciation and amortization	124,150	166,226
Total operating expenses	(4,649,744)	9,878,643

Operating loss	(3,935,621)	(9,264,981)

Other expenses:
Interest expense	133,680	126,407
Total other expenses	133,680	126,407

Loss before provision for income taxes	(4,069,301)	(9,391,388)

Provision for income taxes	2,259	1,600

Net loss	$(4,071,560)	$(9,392,988)

Net loss per share: basic and diluted	$(0.32)	$(0.33)
Weighted average number of shares outstanding: basic and diluted	12,664,357	28,587,782

The accompanying notes are an integral part of these consolidated financial statements.

F-3

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2018	70,544,879	7,054	5,400	$1	41,689,412	(42,439,018)	(742,551)
Proceeds from Regulation A offering, net	95,021	10	-	-	335,799	-	335,809
Rescission & relinquishment of issued shares	(59,227,893)	(5,923)	-	-	5,923	-	-
Stock-based compensation	-	-	-	-	8,320,913	-	8,320,913
Contributed Capital	-	-	-	-	688,123	-	688,123
Issuance of shares to co-founder & advisor	600,000	60	-	-	540	-	600
Proceeds from stock option exercise	72,246	7	-	-	210	-	217
Net loss	-	-	-	-	-	(9,392,988)	(9,392,988)
Balance at December 31, 2019	12,084,253	$1,208	5,400	$1	$51,040,920	$(51,832,006)	$(789,877)
Proceeds from Regulation A offering, net	88,834	9	-	-	260,911	-	260,920
Stock-based compensation	-	-	-	-	3,190,209	-	3,190,209
Transfer of assets for liabilities treated as a capital contribution	-	-	-	-	525,000	-	525,000
Proceeds from stock option exercise	609,592	61	-	-	1,768	-	1,829
Net loss	-	-	-	-	-	(4,071,560)	(4,071,560)
Balance at December 31, 2020	12,782,679	$1,278	5,400	$1	$55,018,808	$(55,903,566)	$(883,479)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,071,560)	$(9,392,988)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation	62,569	79,105
Amortization	61,581	87,121
Stock-based compensation	3,190,209	8,320,913
Changes in operating assets and liabilities:
Accounts receivable, net	25,248	(40,361)
Inventory	16,793	(5,626)
Prepaid author royalties	35,181	15,982
Other current assets	(1,307)	7,435
Accounts payable	144,219	115,755
Accrued liabilities due to related party	100,000	100,000
Accrued liabilities	(40,149)	14,786
Net cash used in operating activities	$(477,216)	$(697,878)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(14,488)
Purchase of media assets	(1,647)	(23,469)
Other, net	6,500	(35,000)
Net cash used in investing activities	$4,853	$(72,957)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Regulation A offering	450,964	477,141
Regulation A offering costs	(190,044)	(141,332)
Proceeds from short-term loans & advances	477,300	565,729
Repayments on short-term loans and advances	(583,328)	(413,147)
Principal payments on capital leases	-	(11,056)
Proceeds from SBA Paycheck Protection Program	96,600
Proceeds from related party revolving line of credit, borrowings and advances	229,476	334,901
Repayments on related party revolving line of credit, borrowings and advances	(41,197)	(71,163)
Proceeds from restricted stock grant	-	600
Proceeds from stock option exercise	1,829	217
Net cash provided by financing activities	$441,600	$741,890

Decrease in cash and cash equivalents	(30,763)	(28,945)
Cash and cash equivalents, beginning of year	78,096	107,041
Cash and cash equivalents, end of year	$47,333	$78,096

Supplemental disclosures of cash flow information:
Cash paid for interest	$133,680	$90,146
Cash paid for income taxes	$2,259	$1,600

Noncash investing and financing activities:
Amounts due to related party contributed for asset	$400,000	$-
Reclass of related party note payable and accrued interest to contributed capital	$-	$688,123

The accompanying notes are an integral part of these consolidated financial statements.

F-5

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

NOTE 1 – BUSINESS AND NATURE OF OPERATIONS

To the Stars Academy of Arts and Science Inc. (which may be referred to as “TTS Academy”, the “Company”, “we”, “us”, or “our”) was incorporated on February 13, 2017 as a Delaware public benefit corporation. TTS Academy has created an entertainment, aerospace and science consortium that inspires and collaborates with global citizens to investigate the outer edges of science and unconventional thinking in order to push human knowledge and capability forward. The Company’s headquarters are located in Encinitas, California.

TTS Academy is the parent company of To The Stars, Inc. “TTS Inc.”, a vertically integrated entertainment company that creates, produces and distributes original and licensed multi-media content, including music, books and film. To the Stars, Inc. has developed several branded media properties, which are included within the consolidated financial statements of the Company.

On April 17, 2019, and with the exception of shares of class A common stock held by persons who acquired securities under the Company’s offering pursuant to Regulation A of the Securities Act of 1933 during 2017-2019, the Company executed a Rescission and Relinquishment Agreement with certain stockholders and option holders which rescinded and cancelled 58,174,203 of previously issued and then outstanding shares of the Company’s Class A common Stock, in addition to 7,359,687 then outstanding awards or option grants of the Company’s class A common stock, which had been previously issued under the Company’s stock incentive plan. This rescission and relinquishment resulted in a reduction in the number of outstanding shares of the Company’s Class A common stock and shares of common stock subject to awards or options allowing for more of the Company’s currently authorized shares of common stock to be available to be sold to potential investors.

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Plans

The Company is still in the development stage and operates at a loss. To date revenues generated from operations have not been sufficient to fund operations. Thus, until the Company can generate sufficient cash flows to fund operations, the Company remains dependent on raising additional capital through debt and/or equity transactions.

During 2019, the Company commenced the filing of its second Regulation A offering (the “Second Offering”) to raise additional capital to fund ongoing operations. The Company could sell up to $30,000,000 of shares of Class A common stock under this Second Offering. As of December 31, 2020, the Company had raised approximately $818,000 under this Second Offering, receiving proceeds, net of offering costs, of approximately $167,200 during 2020 and $336,000 in 2019.

During 2020, the Company commenced the filing of its third Regulation A offering (the “Third Offering”) to raise additional capital to fund ongoing operations. The Company can sell up to $30,000,000 of shares of Class A common stock under this Second Offering. As of December 31, 2020, the Company has raised approximately $113,500 under this Third Offering, receiving proceeds, net of offering costs, of approximately $93,000 during 2020. The Third Offering was paused on December 18, 2020 while the Company took time to review operations. As of March 31, 2021, the Third Offering is still paused.

On December 24, 2020, the Company entered into a Binding Term Sheet by and between the Company and Thomas Delonge (“Delonge Party”) in order to restructure the Company’s debts and licensing agreements. (See Note 7 Related Party Transactions – Licensing Agreements and Royalties for more information)

The Company’s majority shareholder has indicated their intention to provide additional capital if needed to the Company, although there is no commitment or an assurance that this will be provided in the future.

Currently, the Company does not have any commitments or assurances for additional capital, nor can the Company provide assurance that such sources of funds will be available to it on favorable terms, or at all. If, after utilizing the existing sources of capital available to the Company, further capital needs are identified and the Company is not successful in obtaining the financing, it could potentially be forced to curtail its existing or planned future operations.

F-6

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of To The Stars Academy of Arts and Science Inc. from the date of its Inception and its subsidiary To The Stars, Inc. for all periods presented. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to, fair value of stock-based compensation, sales return allowance, amortization periods of media assets, and recoverability of long-lived assets. It is reasonably possible that changes in estimates will occur in the near term.

Cash and Cash Equivalents

For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. Accounts receivable primarily consists of trade receivables. The Company maintains an allowance for doubtful accounts to reserve for potential uncollectible receivables. The Company makes judgments as to its ability to collect outstanding receivables and records allowances against receivables if collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding receivable balances. The Company’s estimates of these allowances ultimately may not be reflective of actual collection results. As of December 31, 2020 and 2019, the reserve was insignificant to the consolidated financial statements.

Inventory

Inventories, which consist primarily of merchandise, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Deferred Offering Costs

Deferred offering costs consist of direct legal, accounting and other fees relating to the Company’s three Regulation A offerings qualified by the Securities and Exchange Commission in September 2017, July 2019 and September 2020. These costs were capitalized as incurred in current assets and were offset against the offering proceeds when received during 2019 and 2020. No amounts were deferred as of December 31, 2020 and 2019.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of five (5) to seven (7) years. Leasehold improvements are depreciated over the shorter of the useful life or term of the lease. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Pre-publication Costs (Media Assets)

The Company capitalizes the art, prepress, manuscript, studio time, engineering, production and other costs incurred in the creation of the master copy or final product of a book, music or other media (the “pre-publication costs”). Pre-publication costs related to books and other media are primarily amortized from the date of issuance over a period of five years using the straight-line method as most of these pre-publication costs are spread over multiple products issued within that time frame. For music related cost, the Company uses the sum-of-the-years-digits method, which is an accelerated method for calculating an asset’s amortization. Under this method, the amortization expense recorded for a pre-publication cost asset is approximately 47% (year 1), 25% (year 2), 14% (year 3), 8% (year 4) and 5% (year 5). The amortization methods and periods chosen best reflect the pattern of expected sales generated from individual titles, music and/or programs. The Company periodically evaluates the remaining lives and recoverability of capitalized pre-publication costs, which are often dependent upon program acceptance by state adoption authorities. For the years ended December 31, 2020 and 2019, there was no impairment of pre-publication costs.

F-7

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Royalty Advances

Royalty advances to authors are capitalized and represent amounts paid in advance of the sale of an author’s product and are recovered as earned. As advances are recorded, a partial reserve may be recorded immediately based primarily upon historical sales experience. Advances are evaluated periodically to determine if they are expected to be recovered. Any portion of a royalty advance that is not expected to be recovered is fully reserved. As of December 31, 2020 and 2019, the Company had prepaid royalty advances totaling $107,357 and $142,538, respectively, in the accompanying consolidated balance sheets.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Deferred Rent

The Company accounts for lease rentals that have escalating rents on a straight-line basis over the life of each lease. This accounting generally results in a deferred liability (for the lease expense) recorded on the consolidated balance sheets. As of December 31, 2020 and 2019, the Company’s liability related to such was $11,483 and $40,035, respectively, and included within accrued liabilities on the accompanying consolidated balance sheets.

Revenue Recognition

The Company recognizes revenue pursuant to Accounting Standards Codification 606, which requires revenue to be recognized at an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

Revenue is recognized from the Company’s in-store sales when the customer receives and pays for the merchandise at the register. For e-commerce sales, the Company recognizes revenue at the time the merchandise is shipped from our facility. Customers typically receive goods within four days of shipment. Amounts related to shipping and handling that are billed to customers are reflected in revenues, and the related costs are reflected in cost of revenues. Revenues from the sale of electronic formats of music, books and other media related items are recognized when the consumer receives the product. Taxes collected from customers and remitted to governmental authorities are presented in the consolidated statements of operations on a net basis. The nature of the Company’s business allows for customers to return previously purchased goods for a return or exchange which may result in a reduction of the Company’s revenues. These sales returns have not been significant to the Company’s revenues in the accompanying financial statements.

For the years ended December 31, 2020 and 2019, all of the Company’s revenues consisted of sales of physical merchandise and sales of music, books or other media delivered in electronic formats, with the exception of $75,000 in the 2019 year which consisted of other miscellaneous types of revenues.

Cost of Revenues

Cost of revenues consists of merchandise costs, shipping costs, consulting and content costs which do not meet the capitalization criteria, royalties, etc.

General and Administration

General and administrative expenses include general corporate expenditures consisting of rent and facility costs, accounting, and legal fees, insurance expenses, etc.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $58,248 and $53,814 for the years ended December 31, 2020 and 2019, respectively.

F-8

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Stock-Based Compensation

The Company uses ASC 718 for stock-based compensation. Compensation for all stock-based awards, including stock options and restricted stock, is measured at fair value on the date of grant and recognized over the associated vesting periods. The fair value of stock options is estimated on the date of grant using a Black-Scholes model. The fair value of restricted stock awards is estimated on the date of the grant based on the fair value of the Company’s underlying common stock. The Company recognizes compensation expense for stock options and restricted stock awards on a straight-line basis over the associated service or vesting periods.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, stock-based compensation expense could have been materially different from the amounts recorded.

Income Taxes

The Company applies ASC 740 Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their consolidated financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Concentration of Credit Risk

Cash

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. To date there have been no losses.

Revenues and Accounts Receivable

The Company has a concentration risk from a third-party provider which accumulates revenues and royalties due to the Company primarily through digital sales of the Company music products and then remits the monies collected to the Company. These revenues represented approximately 10% and 16% of total revenues for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, accounts receivable from this third-party represented 43% and 34% of accounts receivable, respectively. The loss of this third-party provider would not have a material impact on the Company’s consolidated financial statements.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

F-9

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2020 and 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, other current assets, accounts payable, accrued liabilities, related party advances, etc. Fair values for these items were assumed to approximate carrying values because of their short-term nature or they are payable on demand.

Basic Loss per Common Share

Basic loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company’s common stock equivalents consist of common stock issuable upon the exercise of options. As of December 31, 2020 and 2019, the effect of dilutive securities was anti-dilutive and thus is not included. For the years ended December 31, 2020 and 2019, basic and diluted loss per share amounts are the same for Class A and Class B common stock because the holders of each class are entitled to equal per share dividends or distributions in liquidation in accordance with the certificate of incorporation.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2021 as the Company has elected to use private company adoption standards. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures. However, the adoption is expected to have a significant impact due to the extended terms of the Company’s lease for its retail store and corporate headquarters.

The FASB Board issues ASU’s to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Property and equipment consisted of the following at December 31, 2020 and 2019:

	2020	2019
Furniture and fixtures	$51,282	$51,282
Machinery and equipment	176,576	176,576
Leasehold improvements	372,537	372,537
Total property and equipment	600,395	600,395
Less accumulated depreciation	(468,457)	(405,888)
	$131,938	$194,507

Depreciation expense for the years ended December 31, 2020 and 2019 was $62,569 and $79,105, respectively.

F-10

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Media assets consisted of the following at December 31, 2020 and 2019:

	2020	2019
Music	$322,576	$322,576
Books and other media	385,156	383,509
Website development and content	182,082	182,082
Total media assets	889,814	888,167
Less accumulated amortization	(813,735)	(752,154)
	$76,079	$136,013

Amortization expense for the years ended December 31, 2020 and 2019 was $61,581 and $87,121, respectively.

NOTE 4 – BORROWINGS

Short-term Loans and Advances

During the years ended December 31, 2020 and 2019, the Company obtained several short-term merchant loans, which totaled $477,300 and $565,729, respectively, from several lenders used to fund operations. These loans included origination fees and interest expense totaling $69,532 and $50,537, for the years ended December 31, 2020 and 2019, respectively. Average annual interest on these loans were 26.7% and 22.9% for the years ended December 31, 2020 and 2019, respectively. These loans are, for the most part, secured by expected future sales transactions of the Company. During the years ended December 31, 2020 and 2019, the Company made payments of the origination fees, interest and loan principal totaling $652,859 and $463,685, respectively. At December 31, 2020 and 2019, the amounts owed under these arrangements were $134,158 and $240,186, respectively. These loans contain various financial and non-financial covenants. As of December 31, 2020 and 2019, the Company was in compliance with these covenants.

Long-Term Loans

On April 15, 2020, the Company received loan proceeds in the amount of $96,600, pursuant to the Paycheck Protection Program (“PPP”), which was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act’) enacted March 27, 2020. The PPP loan matures on February 15, 2023 and bears interest at a rate of 1.00% per annum, payable in monthly installments commencing on September 15, 2021. The PPP loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. Under the terms of the PPP, some or all of the loan and accrued interest are eligible for forgiveness after an eight- or twenty-four-week measurement period if the Company uses the loan proceeds for qualifying expenses as described in the CARES Act. The Company has used the proceeds for purposes consistent with the PPP and believes it meets the conditions for forgiveness of the loan and accrued interest and has until July 2021 to request forgiveness.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. As of December 31, 2020 and 2019, except as previously disclosed, there was no pending or threatened litigation.

Leases

On December 2, 2015, the Company entered into a lease agreement for its corporate office in Encinitas, California. The lease is for 108 months through August 2024 with monthly lease payments ranging from $5,150 to $7,508. The lease commenced September 1, 2015 and the Company received the first three months rent-free. The Company and landlord agreed to an early termination of its lease in February 2021 and has no further obligations on the lease thereafter.

F-11

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The following table summarizes the Company’s future minimum commitment under the non-cancellable operating lease agreements as of December 31, 2020:

2021	$82,713
2022	85,801
2023	89,013
2024	60,064
$317,591

Rent expense was $52,298 and $76,171 for each of the years ended December 31, 2020 and 2019, respectively.

Contracts

The Company routinely enters into long-term commitments with writers for the future delivery of book and screenplay related product. Such commitments generally become due only upon delivery and Company’s acceptance of the product. Additionally, such commitments are typically cancelable at the Company’s discretion, generally without penalty.

NOTE 6 – STOCKHOLDERS’ DEFICIT

Common Stock

The Company is authorized to issue 100,000,000 shares of Class A common stock. As of December 31, 2020 and 2019, there were 12,782,679 and 12,084,253 shares of Class A common stock outstanding, respectively. See Note 1 for discussion below regarding the Company’s rescission and relinquishment of shares of Class A common stock by certain of its stockholders and option holders during April 2019.

In May 2017, the Company issued 5,000,000 shares of Class A common stock to Jimsem I, LLC, a consulting firm owned by Jim Semivan, a co-founder of the Company, and 2,500,000 shares of Class A common stock to Harold E. Puthoff, a co-founder of the Company. The Company recognized $200,000 of stock-based compensation expense related to the issuance of these shares. During April 2019, these co-founders entered a Rescission and Relinquishment Agreement with the Company, whereby 6,320,800 of these previously issued and then outstanding shares were rescinded and relinquished to the Company.

During May 2019, The Company entered a subscription agreement with two individuals, a board member and advisor of the Company, committing to issue 300,000 shares each, 600,000 shares in total of Class A common stock in the form of restricted stock. Each individual has received 100,000 shares each on three closing dates in May 2019, November 2019 and May 2020. Stock compensation expense for this restricted stock was $833,333 and $2,166,667 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, total unrecognized stock compensation expense related to this restricted stock was $0 and $833,333 respectively, which was recognized as restricted stock compensation expense.

The Company is authorized to issue 9,000 shares of Class B common stock. The Class B common stock has specific voting rights in which require the majority of the Class B common stockholders’ affirmative vote on items such as amendments to certificate of incorporation, bylaws, authorized shares, change in control, sale of debt or equity, etc. In addition, the Class B common stock can be converted into Class A common stock on a one for one basis. As of December 31, 2020 and 2019, there were 5,400 shares of Class B common stock outstanding.

F-12

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On March 30, 2020, the Company entered into a selling agency agreement with Digital Offering, LLC (the “Selling Agent”) who will act as the Company’s exclusive Selling Agent to offer Class A Common Stock to prospective investors under the Company’s current Regulation A offering (the “Offering”). This agreement defines the terms and conditions of the arrangement including reimbursement of expenses to the Selling Agent, the Company’s responsibility for all associated Offering expenses, the Selling Agent’s fee of 7.0% of gross proceeds received by the Company in the Offering, and the issuance of immediately exercisable 5-year warrants at $0.50 per share to the Selling Agent to purchase shares of Class A Common Stock equal to 2.0% of the gross proceeds raised by the Company in the Offering.

Common Stock Rescission and Relinquishment

During April 2019, and with the exception of shares of Class A common stock held by persons who acquired securities under the Company’s offering pursuant to Regulation A of the Securities Act of 1933 during 2017-2019, the Company executed a Rescission and Relinquishment Agreement with certain stockholders and option holders which rescinded and cancelled 58,174,203 shares of previously issued and then outstanding shares of the Company’s Class A common stock, in addition to 7,359,687 then outstanding awards or option grants of the Company’s Class A common stock, which had been previously issued under the Company’s stock incentive plan. This rescission and relinquishment resulted in a reduction in the number of outstanding shares of the Company’s Class A common stock and shares of common stock subject to awards or options allowing for more of the Company’s currently authorized shares of common stock to be available to be sold to potential investors.

Preferred Stock

The Company is authorized to issue 91,000 shares of preferred stock. No shares of preferred stock were outstanding as of December 31, 2020 and 2019.

Contributed Capital

During the year ended December 31, 2019, the Company and its majority shareholder entered into a debt forgiveness agreement whereby the majority shareholder forgave a total of $688,123 of indebtedness and accrued interest owed by the Company to the majority shareholder. This $688,123 of debt forgiveness was treated as contributed capital and reclassified from amounts due related party to additional paid-in-capital as of that date. See Note 7 for additional discussion regarding this promissory note and debt forgiveness.

During the year ended December 31, 2020, the Company’s majority shareholder contributed additional paid in capital of $525,000 by transferring assets for liabilities treated as a capital contribution.

Regulation A Offerings

During 2019, the Company commenced the filing of its second Regulation A offering (the “Second Offering”) to raise additional capital to fund ongoing operations. The Company could sell up to $30,000,000 of shares of Class A common stock under this Second Offering. As of December 31, 2020, the Company had raised approximately $818,000 under this Second Offering, receiving proceeds, net of offering costs, of approximately $167,200 during 2020 and $336,000 in 2019.

During 2020, the Company commenced the filing of its third Regulation A offering (the “Third Offering”) to raise additional capital to fund ongoing operations. The Company can sell up to $30,000,000 of shares of Class A common stock under this Second Offering. As of December 31, 2020, the Company has raised approximately $113,500 under this Third Offering, receiving proceeds, net of offering costs, of approximately $93,000 during 2020. The Third Offering was paused on December 18, 2020 while the Company took time to review operations. As of April 30, 2021, the Third Offering is still paused.

Stock Incentive Plan

In May 2017, the Company established the 2017 Stock Incentive Plan (the “Original Plan”). Under the terms of the Original Plan, the Company was authorized to issue 17,500,000 shares of Class A common stock. Awards under the Original Plan can be in the form of options, awards and restricted stock units. The persons eligible to participate in the Original Plan are the Company’s employees, directors, consultants and independent advisors. Options are designated as either an incentive option or non-statutory option which may only be granted to employees.

F-13

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

During 2017 the Company granted stock options to purchase 9,000,000 shares of Class A common stock, of which 3,500,000 vested immediately upon issuance. During 2018, 270,833 and 1,000,000 of the previously issued stock options were exercised and forfeited, respectively. During January 2019, the Company granted additional stock options to purchase 1,000,000 shares of Class A common stock. Options that did not immediately vest, were subject to vesting periods of 36 to 48 months. Each option had a life of ten years and an exercise price of $0.003 per share.

On April 18, 2019, holders of shares of Common Stock subject to options executed the Rescission and Relinquishment Agreement (Optionholders) which reduced the number of previously awarded vested and non-vested shares of Common Stock subject to options. As a result, 7,359,687 options were relinquished by these Optionholders. Retained options totaling 1,369,480 were considered fully vested on that date, and the Company will have no future stock compensation expense related to the retained options as all amounts were expensed.

On April 23, 2019, the Board approved the Amended and Restated 2017 Stock Incentive Plan (“ANR Plan”) to revise the number of shares of Common Stock reserved for issuance under the Original Plan, consistent with the share reduction transactions on April 18, 2019. Under the ANR, the Original Plan was amended to reduce the maximum number of shares of Common Stock which may be issued to 2,518,514 shares.

Subsequent to the adoption of the ANR Plan, over the remainder of the 2019 year, the Company granted stock options to purchase 1,343,318 shares of Class A common stock of which 72,246 were exercised during 2019. Of these option shares, 615,260 vested immediately upon issuance. The remainder vest over a period of 36 months.

During the year ended December 31, 2020, the Company granted stock options to purchase 156,780 shares of Class A common stock, of which 62,054 vested immediately upon issuance. The remainder vest over a period of 36 months. Also during the year ended December 31, 2020, unexercised stock options to purchase 210,162 shares of Class A were forfeited as a result of termination of services and expiration.

As of December 31, 2020, there were no shares available for issuance under the ANR Plan. (See Note 9 – Subsequent Events for further information)

During the years ended December 31, 2020 and 2019, the Company valued the options using the Black-Scholes pricing model on the date of grant using the following assumptions:

Expected life (years)	5.00 – 6.50
Risk-free interest rate	1.46-2.58%
Expected volatility	75.0%
Annual dividend yield	0.0%

Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The Company uses the following inputs when valuating stock-based awards. The expected life of employee stock options was estimated using the “simplified method,” as the Company has no historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock option grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of awards that vest immediately use the contractual maturity since they are vested when issued. For stock price volatility, the Company uses public company compatibles and historical private placement data as a basis for its expected volatility to calculate the fair value of option grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option at the grant-date.

F-14

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

A summary of the Company’s stock option activity and related information is as follows:

		Weighted Average	Weighted Average
	Number of	Exercise	Remaining
	Shares	Price	Contractual Term
Outstanding at December 31, 2018	7,729,167	$0.003	8.4
Granted	2,343,318	0.003
Exercised	(72,246)	0.003
Rescinded and Relinquished	(7,359,687)	0.003
Outstanding at December 31, 2019	2,640,552	$0.003	8.6
Granted	156,780	0.003
Exercised	(609,592)	0.003
Forfeited	(210,162)	0.003
Outstanding at December 31, 2020	1,977,578	$0.003	7.1

Exercisable at December 31, 2020	1,879,262	$0.003	7.0

During the years ended December 31, 2020 and 2019, the Company recognized $2,356,876 and $5,627,942, respectively, of stock compensation expense related to stock options. Future stock option compensation expense related to these options to be recognized during the years ending December 31, 2021, and 2022 is expected to be $293,263 and $198,469, respectively, which represents a weighted average remaining vesting period of 19 months. The amount of future stock-based compensation expense could be affected by any future option grants or by any forfeitures.

In June 2017, the Company also granted 2,500,000 restricted stock units to a non-employee advisory board member under the Plan, of which 1,250,000 vested immediately upon issuance, and remainder were to vest over 36 months. During April 2019, as the result of the Rescission and Relinquishment Agreement discussed above, a total of 2,107,380 vested and unvested restricted stock units under this grant were rescinded and relinquished. The Company recognized restricted stock compensation expense of $0 and $526,304 during the years ended December 31, 2020 and 2019, respectively for this grant. As of December 31, 2020, and 2019, there were no unvested restricted stock units or unrecognized stock compensation expense related to this grant.

During May 2019, The Company entered a subscription agreement with two individuals, a board member and advisor of the Company, committing to issue 300,000 shares each, 600,000 shares in total of Class A common stock in the form of restricted stock units. Each individual has received 100,000 shares each on three closing dates in May 2019, November 2019 and May 2020. Stock compensation expense for these restricted shares was $833,333 and $2,166,667 for the years ended December 31, 2020 and 2019, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS

Line of Credit

During 2018, the Company entered into a revolving line of credit agreement (“Line of Credit”) with Tom DeLonge, evidenced by a secured promissory note (“2018 Note”) from the Company to Mr. DeLonge, which matured on December 31, 2019, the end of the borrowing term (“Borrowing Term”). The Line of Credit allowed the Company to borrow funds up to a total amount of $495,000 on a revolving basis at 8.58% per annum. The 2018 Note required minimum monthly payments of principal and interest during the Borrowing Term and is secured by certain intellectual property rights of the Company. The Company had been utilizing this Line of Credit during the Borrowing Term as a source of additional operating funds for working capital needs. As of December 31, 2020 and December 31, 2019, the Company had outstanding borrowings owing under the Line of Credit in the amount of $517,435 and $463,837, respectively. Accrued interest owing under the Line of Credit amounted to $52,364 and $27,234 at December 31, 2020 and December 31, 2019, respectively. The Company is no longer able to borrow funds under the Line of Credit after the December 31, 2019 maturity date.

F-15

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

The Company has not repaid the 2018 Note and the accrued interest owing at its December 31, 2019 maturity date. In January 2020, Mr. DeLonge agreed to extend the repayment terms of the Note until it is paid in full (“Repayment Period”). Effective January 1, 2020, Mr. DeLonge also agreed to reduce the interest rate on the Note to 2.95% per annum. During the Repayment Period which commenced on June 1, 2020, the Company is required to make minimum monthly payments of $4,000, which will be applied first to any accrued interest owing and then to principal amounts outstanding. As of December 31, 2020 the Company has made $24,000 in the monthly payments to the creditor. Subsequent to year end, Mr. DeLonge elected to convert all amounts due to under the Line of Credit to shares of Class A common stock as such the balance outstanding at December 31, 2020, has been reflected as a long-term liability. See Note 9, for additional information.

Advances and Loan

On March 31, 2019, the Company and Mr. DeLonge entered into a loan agreement (the “Loan”) whereby Mr. DeLonge agreed to lend an additional $30,215 to the Company in addition to the $69,785 in Advances then owed for a total Loan amount of $100,000; as well as to memorialize the terms of conditions of the Loan, including repayment. The Loan bears interest at 6% per annum beginning March 31, 2019 and full repayment of the principal and any accrued interest owed under the Loan is required by December 31, 2020. As of December 31, 2020 and 2019 amounts due under this loan were, $157,244 and $168,426, respectively. Subsequent to year end, Mr. DeLonge elected to convert all amounts due under the advances to shares of Class A common stock as such the balance outstanding at December 31, 2020, has been reflected as a long-term liability. See Note 9 – Subsequent Events, for additional information.

Promissory Note and Debt Forgiveness

During 2016, the Company and the Shareholder entered into a note agreement (the “Note”) for $300,000 of funds loaned by the Shareholder to the Company during the 2016 year. During 2017, the Note was amended to increase the loan amount to a total of $600,000, with the Shareholder providing the additional $300,000 of funds to the Company over the course of the 2017 year. In April 2018, and with an effective date as of December 31, 2017, the Note with the Shareholder was further amended to extend the maturity date to December 31, 2019. The Note, as amended, bears interest at 6% per annum and the Shareholder can require the Note to be repaid prior to the maturity date in amount equal to 10% of the net proceeds from any third-party debt or equity financing.

On March 31, 2019, and with an effective date thereto (the “Effective Date”), the Company and the Shareholder entered into a debt forgiveness agreement (“Debt Forgiveness”) whereby the Shareholder has forgiven the entire principal balance of $600,000 owing under the Note in addition to all of the related accrued interest then owing of $88,123. This has resulted in a total amount of $688,123 of monies owed to the Shareholder as of the Effective Date being forgiven, treated as contributed capital and reclassified to additional paid-in-capital as of that date.

Licensing Agreement and Royalties

On April 26, 2017, the Company entered into a Licensing Agreement with Thomas DeLonge and Mr. DeLonge’s affiliated entities Mr. Handsome, LLC and Good in Bed Music, ASCAP (the “DeLonge Entities”), memorializing a verbal license the DeLonge Entities had with the Company and its subsidiaries since 2011 for the use of certain intellectual property rights, in particular Mr. DeLonge’s legal and professional name and likeness, trademarks and copyrights (including master recordings) relating to Mr. DeLonge and the musical band professionally known as Angels and Airwaves. Under the terms of this Agreement, the Company is obligated to pay the DeLonge Entities a royalty on gross sales ranging from 0.5% – 15% depending on the product category, with a minimum royalty guarantee of $100,000 each calendar year. The royalties due the DeLonge Entities under this Agreement for each of the years ended December 31, 2020 and 2019 was the minimum guarantee amount of $100,000 and was recorded by the Company as a cost of revenues. For the years ended December 31, 2020 and 2019, the $400,000 and $300,000, respectively, in accumulated royalties due the DeLonge Entities had not been paid. See below regarding the sale of asset for which the royalties were used to offset.

F-16

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On December 24, 2020, the Company entered into a Binding Term Sheet (“Term Sheet”) by and between the Company and Thomas Delonge (“Delonge Party”). As per that Term Sheet, the Company and the Delonge Party agreed to combine the existing Delonge Party debt into a total amount of $1,112,597.54 (“Delonge Debt”). As per the Term Sheet the Company terminated the existing licensing agreement by and among the Company and the Delong Parties, and will retain a third-party appraiser that is acceptable to both the Company and to the Delonge Party, (the “Appraiser”). The Appraiser will appraise the Love Movie LLC assets that the Company currently owns and decide a fair market value for them. The Company and the Delonge Party further agreed to enter into a three-month service agreement (beginning on January 1, 2021); wherein, the Delonge Party agrees to pay for the services of the Company’s employees at a monthly fee of $15,000. The Company further agreed to terminate the AvA Licensing Agreement by and between the Company and the Delonge Party due to the Company’s inability to cure the lack of royalty payments as previously agreed upon. Lastly, the Company and the Delonge Party, agreed to forgive the Delonge Debt in exchange for (i) $125,000 (of which $40,000 has been paid as of the Term Sheet), plus (ii) the Delonge Party’s forgiveness in full of the AvA Debt, for a total purchase price of $525,000 in the form of cash and debt forgiveness, and the Company has agreed to sign documents reasonably necessary to transfer the movie rights to “Love Movie LLC” to the Delonge Party (“Purchase Price”). Mr. DeLonge has also agreed that if the valuation of the Love Movie LLC is materially less than the difference in the amount of the Purchase Price that difference will also be converted at a price per share of $2.25 according to the difference in valuation. The Company has accounted for the $525,000 purchase price as the transfer of an asset for liabilities for which has been recorded within additional paid-in capital.

Collectively, monies due the Shareholder under these related party transactions totaled $727,043 and $963,763 as of December 31, 2020 and 2019, respectively.

As of this filing the Company and Angels & Airwaves have not entered into a new licensing agreement but expect to do so within the near term. The Company has completed the transfer of the Love Movie LLC and paid the Purchase Price as per the Term Sheet. The Company’s business operations have returned to the previous structure as the three-month services agreement has ended.

Other Related Party Transactions

In August 2018, the Company entered into two statements of work with EarthTech International, Inc. (“ETI”) to prepare plans, perform scientific analysis, and advise the Company on materials analysis and beamed energy propulsion launch systems. ETI’s founder and president is Company Director Harold E. Puthoff. These projects total $60,000 of which $0 and $12,500 has been paid during 2020 and 2019, respectively.

NOTE 8 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2020	2019
Current tax provision:
Federal	$-	$-
State	1,600	1,600
Total	1,600	1,600

Deferred tax provision:
Federal	(186,365)	(223,683)
State	(51,909)	(62,287)
Total	(238,274)	(285,970)
Valuation allowance	238,274	285,970
Total provision for income taxes	$1,600	$1,600

F-17

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the years ended December 31:

	2020	2019
Federal tax. Benefit at statutory rate	21.0%	21.0%
Permanent differences:
State taxes, net of federal benefit	1.4%	0.6%
Meals and entertainment	0.0%	0.0%
Stock based compensation	(15.7)%	(18.6)%
Contributed royalties	0.0%	0.0%
Change in tax rate	0.0%	0.0%
Temporary differences:
Change in valuation allowance	(6.7)%	(3.0)%
Total provision for income taxes	0.0%	0.0%

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)
	2020	2019
Current:
Accruals and other	$8,617	$16,192

Noncurrent:
Net operating loss carryforwards	1,361,253	1,115,404
Valuation allowance	(1,369,870)	(1,131,596)
Net deferred tax asset	$-	$-

At December 31, 2020, the Company had net operating loss carry forwards of approximately $5,069,691 that may be offset against future taxable income through 2038. Net operating losses after 2017 for Federal purposes are unlimited. The difference between the Company’s tax rate and the statutory rate is due to a full valuation allowance on the deferred tax asset.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods starting in 2016. The Company currently is not under examination by any tax authorities.

Federal income tax laws limit a company’s ability to utilize certain net operating loss carry forwards in the event of a cumulative change in ownership in excess of 50%, as defined under Internal Revenue Code Section 382. The Company has completed numerous financing transactions that have resulted in changes in the Company’s ownership structure. The utilization of net operating loss and tax credit carry forwards may be limited due to these ownership changes.

NOTE 9 – SUBSEQUENT EVENTS

On January 1, 2021, the Company and Mr. J. Christopher Mizer agreed to reduce his Directors fee to $2,500 per month.

On February 26, 2021, three board members (Thomas DeLonge, Hal Puthoff and Jim Semivan) each converted 1,800 shares of the Company’s Class B Common Stock into 1,800 shares of the Company’s Class A Common Stock.

In March 2021, the Board of Directors identified and approved (upon the persons acceptance) a new board member with extensive entertainment industry expertise including a vast network of contacts, and production experience.

As of March 7, 2021, the 548,040 stock options expired as per the terms of the Stock Option Agreements.

F-18

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

On April 1, 2021, the Company mutually cancelled its lease to its Encinitas Store with the landlord. The Company will look for new rental space in approximately the same location as the previous store when economic conditions permit. In addition the Company moved its warehouse to a more economical and state of the art space with opportunities for growth and expansion.

On April 7, 2021, the Board of Directors resolved to offer Mr. Stan Spry 300,000 shares of Class A Common Stock as well as an additional 150,000 shares of Class A Common stock on a 36-month vesting schedule for his acceptance of a position on our Board of Directors. The Company further resolved to convert approximately $727,000 that was owed to Mr. DeLonge, into shares at a price per share of $2.25 per share. Lastly, the Company resolved to repay the outstanding amount of $174,000 due to Vivaris Capital with a payment of $40,000 in cash and the remaining $134,000 to be converted into shares of our Class A Common Stock at a price per share of $2.25.

On or about April 9, 2021 the Company amended its Articles of Incorporation; wherein, the Company removed the Class B Common Stock and authorized 100,000,000 Class A Common shares with a par value of $0.0001 and 91,000 Preferred Shares with a par value of $0.0001 of the Company’s stock.

In 2021 The Company signed a co-production agreement with Cartel Entertainment to bring together the Company’s brand recognition, entertainment contacts and sources of original intellectual property with Cartel’s extensive degree of expertise in the area of film and series production, including contacts and resources for the creation and exploitation of audiovisual products. As part of the deal, the parties will work together to develop, produce and explore productions across all media formats and territories.

See Notes 2 and 7 for discussion of additional subsequent events.

The Company has evaluated subsequent events that occurred after December 31, 2020 through April 30, 2021, the issuance date of these consolidated financial statements. There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements, other than those disclosed.

F-19

Item 8. Exhibits

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation*
2.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation*
2.4	Amended and Restated Bylaws*
2.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated July 1, 2020*
2.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated April 9, 2021
3.1	Stockholders Agreement*
4.1	Form of Subscription Agreement governing first Regulation A offering from September 29, 2017 to September 29, 2018*
4.2	Form of Subscription Agreement governing second Regulation A offering from July 12, 2019 to March 29, 2020*
4.3	Form of Subscription Agreement governing second Regulation A offering from March 30, 2019 to July 12, 2020*
4.4	Form of Subscription Agreement governing third Regulation A offering*
6.1	Licensing Agreement dated April 26, 2017*
6.6	2017 Stock Incentive Plan*
6.7	Notice of Grant of Stock Option*
6.8	Lock-Up Agreement*
6.9	Loan Agreement dated April 26, 2017*
6.10	First Amendment to Loan Agreement dated August 10, 2017*
6.11	Second Amendment to Loan Agreement dated April 19, 2018*
6.12	Beamed Energy Launch System Program Planning Project Statement of Work*
6.13	Materials Study – Set A Program Statement of Work*
6.14	Secured Promissory Note*
6.15	Debt Forgiveness Agreement dated March 31, 2019*
6.16	Loan Agreement dated March 31, 2019*
6.17	Rescission and Relinquishment Agreement (Stockholders) dated April 17, 2019*
6.18	Rescission and Relinquishment Agreement (Options) dated April 18, 2019*
6.19	Amended and Restated 2017 Stock Incentive Plan*
6.20	Independent Director Agreement dated May 14, 2019*
6.21	Subscription Agreement dated May 14, 2019*
6.22	Asset Purchase Agreement dated July 15, 2019*
6.23	Consulting Agreement dated August 2, 2019*
6.24	Form of Selling Agency Agreement*
6.25	Side-Letter dated March 26, 2020*
6.26	Cooperative Marketing Agreement dated July 11, 2019*
6.27	Addendum to Cooperative Marketing Agreement dated April 15, 2020*
6.28	Cooperative Research and Development Agreement dated October 10, 2019*
6.29	Master Participating Dealer or Selling Agreement with Cambria Capital dated July 21, 2020*
6.30	Term Sheet dated December 24, 2020
8.2	Escrow Agreement dated March 13, 2020*

* Previously filed.

29

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Encinitas, California, on April 30, 2021.

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

/s/ Thomas M. DeLonge
By Thomas M. DeLonge, Interim Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Thomas M. DeLonge
Thomas M. DeLonge, Director, Interim Chief Executive Officer, and President
Date: April 30, 2021

/s/ Louis Tommasino
Louis Tommasino, Chief Financial Officer and Principal Accounting Officer
Date: April 30, 2021

/s/ James Semivan
James Semivan, Director
Date: April 30, 2021

/s/ J. Christopher Mizer
J. Christopher Mizer, Director
Date: April 30, 2021

30